EXHIBIT 10.18

JUNIOR B MEZZANINE LOAN AGREEMENT

Dated as of July 31, 2003

By and Among

PHILADELPHIA PLAZA-PHASE II, LP

as Borrower

TCS SPE 3, L.P.

as a Guarantor

and

DB REALTY MEZZANINE PARALLEL FUND II, L.L.C.

as Lender

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

-vi-

SCHEDULES AND EXHIBITS

Schedules

Schedule I	Monthly Senior Debt Payments

Schedule 3.1.9	Compliance

Schedule 3.1.10	Liabilities

Schedule 3.1.22	Rent Roll; Leases

Schedule 3.1.28	Organizational Chart

Schedule 3.1.43	Environmental Matters

Schedule 9.1	Tenants and Subtenants

Exhibits

Exhibit A	Senior Cash Management Agreement

Exhibit B	Form Lease

JUNIOR B MEZZANINE LOAN AGREEMENT

THIS JUNIOR B MEZZANINE LOAN AGREEMENT, dated as of July 31, 2003 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and among DB REALTY MEZZANINE PARALLEL FUND II, LLC, a Delaware limited liability company, having an address at 1251 Avenue of the Americas, 9th Floor, New York, New York 10020 (“Lender”), PHILADELPHIA PLAZA-PHASE II, LP, a Pennsylvania limited partnership, having an address c/o Thomas Properties Group LLC, 515 South Flower, Suite 600, Los Angeles, California 90071 (“Borrower”) and TCS SPE 3, L.P., a Delaware limited partnership, having an address c/o Thomas Properties Group LLC, 515 South Flower, Suite 600, Los Angeles, California 90071 (“Junior B Mezzanine Guarantor”).

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain from Lender the Loan (as hereinafter defined) in connection with the financing of the property known as Two Commerce Square, Philadelphia, Pennsylvania; and

WHEREAS, Lender is willing to make the Loan on the terms and conditions hereof if Borrower and Junior B Mezzanine Guarantor join in the execution and delivery of this Agreement, and Borrower executes and delivers the Note and causes the other Loan Documents to be executed which shall establish the terms and conditions of the Loan;

NOW, THEREFORE, in consideration of the making of the Loan by Lender, the covenants, agreements, representations and warranties set forth in this Agreement, and other good consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby covenant, agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, owns more than forty percent (40%) of, is in control of, is controlled by or is under common ownership or control with such Person or is a director or officer of such Person or of an Affiliate of such Person. As used in this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” shall mean PNC Bank N.A. and any successor Eligible institution thereto permitted in accordance with the Mezzanine Cash Management Agreement.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Annual Budget” shall mean the operating and capital budget for the Property setting forth Borrower’s good faith estimate of Gross Revenue, Operating Expenses, and Capital Expenditures for the applicable Fiscal Year.

“Appraised Value” shall have the meaning set forth in Section 2.3.2

“Approved Budget” shall have the meaning set forth in Section 4.1.17.

“Approved Management Agreement” shall mean that certain Amended and Restated Management and Leasing Agreement, dated as of July 1, 1997 between Borrower and the Approved Property Manager, as such agreement has been collaterally assigned to Senior Lender and may be Modified in accordance herewith, and any other management or leasing agreement with respect to the Property approved in writing by Lender.

“Approved Property Manager” shall mean Thomas Development Partners, LP or any successor permitted in accordance with this Agreement.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Senior Lender, as assignee, as the same may be Modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as Modified from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Borrower” shall mean Philadelphia Plaza-Phase II, LP, a Pennsylvania limited partnership, together with its permitted successors and permitted assigns.

“Borrower Disbursement Account” shall mean the “Borrower Disbursement Account” described in the Senior Cash Management Agreement.

“Borrower GP” shall mean TCS Genpar, LLC, a Delaware limited liability company, the general partner of the Borrower.

“Borrower Parties” shall mean, jointly and severally, Borrower and Junior B Mezzanine Guarantor.

“Borrower’s Knowledge” shall mean the actual knowledge of any one or more of James Thomas and Randall Scott, which Borrower hereby represents includes the persons charged with the management and day-to-day operations of the Borrower and the Property; provided that, other than with respect to the Guaranty executed by James A. Thomas in support of the Loan, such individuals shall in no way be personally liable under this Agreement, the other Loan Documents or with respect to the Loan based on the use of the term “Borrower’s Knowledge” in this Agreement.

“Budgeted Operating Expenses” shall mean with respect to any calendar month, (i) an amount equal to the operating expenditures for such calendar month in the Approved Budget, or (ii) such greater amount as shall equal Borrower’s actual operating expenditures for such month, provided that such greater amount may in no event exceed 105% of the amount specified in clause (i) without the prior written consent of Lender, which, so long as no Event of Default has occurred and is continuing, shall not be unreasonably withheld or delayed.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property and required to be capitalized according to GAAP.

“Capital Expenditure Funds” shall have the meaning set forth in Section 6.3.2(b).

“Capital Expenditure/Leasing Account” shall mean the “Capital Expenditure/Leasing Account” described in the Senior Cash Management Agreement.

“Capital Expenditure/Leasing Funds Amount” shall mean (a) with respect to the period of time from the Closing Date but prior to July 1, 2009, an amount equal to $178,739.25 and (b) with respect to the period of time from and after July 1, 2009 through the Maturity Date, an amount equal to $79,439.67.

“Capital Expenditures Work” shall mean any labor performed or materials installed in connection with any Capital Expenditure.

“Capital Expenditure/Leasing Funds” shall have the meaning set forth in Section 6.3.1.

“Cash Management Agreements” shall mean, collectively, the Senior Cash Management Agreement and the Mezzanine Cash Management Agreement.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.

“Closing Date” shall mean the date of funding the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further Modified from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall mean, collectively, the following: (i) all the Equity Interests in the Common GP, the Junior A Mezzanine Guarantor, the Junior B Mezzanine Guarantor, the Thomas Majority Partner, Minority Borrower Partner, Thomas Development Partners - Phase II, Inc., a California corporation and TCS SPE Associates, L.P., a Delaware limited partnership;

(ii) the Equity Interest of the Minority Borrower Partner in the Borrower; (iii) all other collateral under the Pledge Agreements, and (iv) all other tangible and intangible property in respect of which Lender is granted a security interest or pledge under the Loan Documents.

“Collateral Accounts” shall mean, collectively, collectively, the Mezzanine Collection Account and the Senior Mezzanine Leasing Reserve Account.

“Collateral Obligations” shall have the meaning set forth in Section 11.22(a).

“Collateral Providers” shall have the meaning set forth in Section 11.22(a).

“Common GP” shall mean TCS Mezzanine GP, LLC, a Delaware limited liability company, which is the general partner of each Mezzanine Guarantor.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Conrail Payment Agreement” shall mean that certain Payment Agreement, dated as of March 29, 1990, by and between Thomas Majority Partner and Consolidated Rail Corporation, a Pennsylvania corporation (“Conrail”), as amended pursuant to that certain Amendment to Payment Agreement, dated as of June 23, 1997, by and between Conrail and Thomas Majority Partner.

“Contingent Obligation” shall mean any obligation directly or indirectly guaranteeing any Indebtedness of any other Person in any manner and any contingent obligation to purchase, to provide funds for payment, to supply funds to invest in any other Person or other forms of credit enhancement (including pledges of property) that assure a creditor against loss.

“Cumulative Permitted Indebtedness” shall mean (i) the then current principal amount of the Senior Loan (with any unused Reserve Funds to be applied against the principal balance then due, thereby reducing the amount of such Indebtedness for purposes of calculating Net Proceeds), (ii) the then current principal balance plus the accrued and unpaid interest of the Senior Mezzanine Loan (with any unused amounts in the Senior Mezzanine Leasing Reserve to be applied against the principal balance then due, thereby reducing the amount of such Indebtedness for purposes of calculating Net Proceeds); (iii) the then current principal balance plus the accrued and unpaid interest of Junior A Mezzanine Loan, and (iv) the then current unpaid amount of the Preferred Equity Investment plus any accrued and unpaid Preferred Equity Return.

“Damages” shall mean to a party any and all liabilities, obligations, losses, damages, penalties, assessments, actions, judgments, debts, suits, claims, losses, fines, charges, fees, costs, expenses (including reasonable attorneys’ fees whether or not suit is brought), settlement costs, amounts paid in settlement of whatever kind and nature and disbursements imposed on, incurred by or asserted against such party, other than punitive and consequential damages (unless such punitive or consequential damages are imposed on or asserted against Indemnified Parties by third parties).

“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums (including the Yield Maintenance Payment if payable pursuant to the terms hereof) due to Lender in respect of the Loan under the Note, this Agreement, the Pledge Agreements, the Guaranties or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, payment of principal and interest with respect to the Loan.

“Debt Service Reserve Account” means the “Debt Service Reserve Account” established pursuant to the Senior Cash Management Agreement.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean the lesser of (a) 5% per annum in excess of the interest rate otherwise applicable hereunder or (b) the maximum rate permitted by applicable law.

“De Minimis Releases” shall mean a Release that does not violate applicable law, is not required under applicable law to be reported to a Governmental Authority and for which no remediation is required under applicable law (with all references to applicable law herein to include all Environmental Laws).

“Eligible Account” shall mean an identifiable account which is separate from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a federal or state chartered depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s.

“Environmental Claim” shall mean any notice, claim, proceeding, investigation or demand by any Person or Governmental Authority received in writing by either Borrower

Party alleging or asserting liability with respect to either Borrower Party or the Property arising out of, based on or resulting from (i) any violation of any Environmental Law, or (ii) the presence, Use or Release of any Hazardous Substance in violation of Environmental Laws.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Junior B Mezzanine Guarantor in connection with the Loan for the benefit of Lender.

“Environmental Laws” shall mean any and all present and future federal, state or local laws, statutes, ordinances or regulations, any judicial or administrative orders, decrees or judgments thereunder applicable to the Property or Borrower, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to the pollution, protection or cleanup of the environment, or the Use or Release of Hazardous Substances.

“Environmental Report” shall mean the Phase I Environmental Assessment of the Property, dated July 7, 2003, prepared by IVI International, Inc.

“Equity Interests” shall mean the capital stock of a corporation, the membership interests of a limited liability company, the partnership interests in a partnership, the joint venture interests in a joint venture, and any and all other evidence or instruments of ownership in any legal entity or trust, together with all securities and other instruments convertible, exchangeable or otherwise exercisable into or for any of the foregoing interests and all rights of distribution, voting or management rights, or rights to specific property arising in conjunction with the ownership of such interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as Modified from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” at any time, shall mean each trade or business (whether or not incorporated) that would, at the time, be treated together with Borrower as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.

“Event of Default” shall have the meaning set forth in Section 10.1.

“Executive Order” shall have the meaning set forth in the definition of “Prescribed Laws”.

“Existing Thomas Entity” shall mean each of the Thomas Majority Partner, the Minority Borrower Partner, and the Borrower.

“Extraordinary Expense” shall mean an emergency operating expense not set forth in the Approved Budget for which each of the following is true: (i) such operating expense is incurred in order to prevent or remediate an imminent threat to the Property or to the health and safety of any Person and (ii) there is no reasonable opportunity to provide notice to Lender prior to incurring such emergency operating expense.

“Fiscal Year” shall mean each twelve month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Form Lease” shall have the meaning set forth in Section 4.1.8(c).

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Generator Account” means the “Generator Account” established pursuant to the Senior Cash Management Agreement.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Revenue” shall mean all revenue, derived from the ownership and operation of the Property from whatever source, including, but not limited to, Rents, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, non-recurring revenues, proceeds from the sale or refinancing of the Property, security deposits (except to the extent properly utilized to offset a loss of Rent in accordance with the terms of the applicable Lease), utility and other similar deposits, refunds and uncollectible accounts, proceeds from sales of furniture, fixtures and equipment, proceeds of casualty insurance and Awards (other than business interruption or other loss of income insurance related to business interruption or loss of income for the period in question), and any disbursements to Borrower from the Reserve Funds or any other fund established by the Senior Loan Documents, Senior Mezzanine Loan Documents, the Junior A Loan Documents or the Loan Documents.

“Guaranty or Guaranties” shall mean (i) that certain Guaranty of even date herewith from the Junior B Mezzanine Guarantor for the benefit of Lender or any replacement guaranty issued pursuant to the terms thereof, (ii) that certain Guaranty Obligations of even date herewith from Sponsor Guarantor for the benefit of Lender or any replacement guaranty issued pursuant to the terms thereof, (iii) that certain Guaranty of even date herewith from James A. Thomas for the benefit of Lender, and (iv) any other guaranty executed subsequent to the Closing Date provided in support of the Loan.

“Guarantors” shall mean each of the Junior B Mezzanine Guarantor, Sponsor Guarantor, James A. Thomas, and any other Person who provides a guaranty in support of the Loan.

“Hazardous Substance” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives and flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; any substance the presence of which in the Property is prohibited by any federal, state or local authority; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “extremely hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Imputed Disposition Proceeds” shall mean, in connection with a Maturity Valuation Event, an imputed sum equal to the Appraised Value of the Property as determined pursuant to Section 2.3.2.

“Indebtedness” shall mean, with respect to any Person, without duplication:

(i) all indebtedness of such Person to any other party (regardless of whether such indebtedness is evidenced by a written instrument such as a note, bond or debenture), including indebtedness for borrowed money or for the deferred purchase price of property or services;

(ii) all letters of credit issued for the account of such Person and all unreimbursed amounts drawn thereunder;

(iii) all indebtedness secured by a Lien on any property owned by such Person (whether or not such indebtedness has been assumed) except obligations for impositions which are not yet due and payable;

(iv) all Contingent Obligations of such Person;

(v) all payment obligations of such Person under any interest rate protection agreement (including any interest rate swaps, floors, collars or similar agreements) and similar agreements; and

(vi) all contractual indemnity obligations (other than ordinary course indemnity obligations set forth in such Person’s organizational documents and repayment or contribution obligations pursuant to guaranties issued by or for the benefit of such Person) of such Person not entered into in the ordinary course of business.

For purposes of clarification, the Preferred Equity Investment shall not be considered to be Indebtedness for purposes of this Agreement.

“Indemnified Parties” shall have the meaning set forth in Section 4.1.18.

“Independent Director” shall have the meaning set forth in Section 3.1.24(t).

“Insolvency Opinion” shall mean that certain bankruptcy nonconsolidation opinion letter dated the date hereof delivered by Pircher, Nichols & Meeks in connection with the Loan.

“Insurance Funds” shall have the meaning set forth in Section 6.3.1.

“Insurance Premiums” shall have the meaning set forth in the Senior Loan Agreement.

“Insurance Requirements” shall mean, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement and (ii) all material regulations and then-current standards applicable to or affecting the Property or any portion thereof or any use or condition thereof, which may, at any time, be recommended by the board of fire underwriters, if any, having jurisdiction over the Property, or any other body exercising similar functions.

“Interest Period” shall mean (a) for the first interest period hereunder, (i) if the Closing Date occurs before the eighth (8th) day of a calendar month, the period commencing on the Closing Date and ending on (and including) the eighth (8th) day of the calendar month in which the Closing Date occurs, and (ii) if the Closing Date occurs on or after the ninth (9th) day of a calendar month, the period commencing on the Closing Date and ending on (and including) the eighth (8th) day of the following calendar month and (b) for each interest period thereafter commencing August 9, 2003, the period commencing on the ninth (9th) day of each calendar month and ending on (and including) the eighth (8th) day of the following calendar month. Each Interest Period as set forth in clause (b) above shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate” shall mean: (A) subject to clause (B) below, the rate of 9.23% per annum; or (B) to the extent applicable under Section 2.2.2 or otherwise provided in this Agreement, the Default Rate.

“Junior A Mezzanine Guarantor” shall mean TCS SPE 2, L.P., a Delaware limited partnership.

“Junior A Mezzanine Guarantor Permitted Encumbrances” shall mean the Liens created on the assets of the Junior A Mezzanine Guarantor by any of the Junior A Mezzanine Loan Documents, and any other Liens with respect to such assets expressly permitted thereunder.

“Junior A Mezzanine Lender” shall mean DB Realty Mezzanine Parallel Fund II, LLC, a Delaware limited liability company.

“Junior A Mezzanine Loan” shall mean the mezzanine loan made by Junior A Mezzanine Lender to Borrower in the aggregate principal amount of Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00)

“Junior A Mezzanine Loan Agreement” shall mean that certain Junior A Mezzanine Loan Agreement dated as of the date hereof between Junior A Mezzanine Lender, Borrower and Junior A Mezzanine Guarantor, as the same may be Modified from time to time.

“Junior A Mezzanine Loan Documents” shall mean, collectively, the Junior A Mezzanine Note, the Junior A Mezzanine Loan Agreement and any and all other documents evidencing, supporting or securing the Junior A Mezzanine Loan, as the same may be Modified from time to time.

“Junior A Mezzanine Note” shall mean that certain Junior A Mezzanine Promissory Note dated the date hereof made by the Borrower to Junior A Mezzanine Lender in the stated principal amount of $3,500,000.00, as the same may be Modified from time to time.

“Junior B Mezzanine Assets” shall mean, in the case of a Permitted Disposition, the portion of the Property or Equity Interests in the Borrower, at any tier, held directly or indirectly by Junior B Mezzanine Guarantor or Common GP, subject to such Permitted Disposition.

“Junior B Mezzanine Guarantor” shall mean TCS SPE 3, L.P., a Delaware limited partnership.

“Junior B Mezzanine Guarantor Permitted Encumbrances” shall mean the Liens on the Collateral created or permitted by the Pledge Agreements and the Loan Documents.

“Junior B Mezzanine Parties” shall mean Borrower, Pledgors, Guarantors, and any other Person who executes any Loan Documents.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which Borrower grants to any Person a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every Modification or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lease Termination Fee” shall have the meaning set forth in Section 6.4.1.

“Lease Termination Rollover Account” shall mean the “Lease Termination Rollover Account” described in the Senior Cash Management Agreement.

“Lease Termination Leasing Funds” shall have the meaning set forth in Section 6.4.1.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, Junior B Mezzanine Guarantor or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto.

“Lender” shall mean DB Realty Mezzanine Parallel Fund II, LLC, a Delaware limited liability company.

“Lien” shall mean any mortgage, lien (statutory or other), pledge, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting such property or any portion thereof, or any interest therein (including any conditional sale or other title retention agreement, any sale-leaseback, any financing lease or similar transaction having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the UCC or comparable law of any other jurisdiction, domestic or foreign, and mechanics’, materialmen’s and other similar liens and encumbrances, as well as any option to purchase, right of first refusal, right of first offer which by its terms lasts for a period in excess of 30 days or other right to acquire such property or any portion thereof).

“Loan” shall mean the loan in the original principal amount of Twenty Four Million One Hundred Thousand and No/100 Dollars ($24,457,340.00) made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreements, the Mezzanine Cash Management Agreement, the Guaranties, the Subordination of Property Management Agreement, the Environmental Indemnity and any other document, certificate and agreement pertaining to the Property as well as all other documents now or hereafter executed and/or delivered in connection with the Loan, as the same may be Modified from time to time.

“Loan Parties” shall mean Borrower, Borrower GP, the Mezzanine Guarantors, Guarantors, and Pledgors.

“Lockout Period” shall have the meaning set forth in Section 2.4.1.

“Major Lease” shall mean any Lease (i) covering more than 5,000 rentable square feet at the Property or (ii) made with a Tenant that is a Tenant under another Lease at the Property or that is an affiliate of any other Tenant under a Lease at the Property, if the Leases together cover more than 5,000 rentable square feet.

“Material Adverse Effect” shall mean a material adverse effect upon (i) the ability of any of the Loan Parties to perform, or of Lender to enforce, any material provision of any Loan Document, or (ii) the value, use or enjoyment of the Property or the Collateral or the operation thereof.

“Material Agreements” shall mean each contract and agreement (i) relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property, or which are otherwise binding on the Borrower, other than the Approved Management Agreement and the Leases, and (ii) under which Borrower would have the obligation to pay more than $500,000 per annum.

“Material Alterations” at any time shall mean any alteration of any portion of the Property that (a) upon completion is reasonably likely to diminish the value of the Property in any material respect, (b) materially alters the use of the Property, (c) is reasonably expected to cost in excess of $500,000, as reasonably determined by Lender, or (d) is reasonably anticipated to permit any Tenant under a Major Lease, or Tenants whose Leases cover a number of square feet which, if leased by a single Tenant, would constitute a Major Lease, to terminate their Leases or abate any amount of rent; provided, however, that Tenant Alterations and other similar work performed by Tenants in the space leased by such Tenants at the Property shall not constitute “Material Alterations”.

“Maturity Date” shall mean January 9, 2010 (the “Initial Maturity Date”); provided, however, that Lender may, in its sole and absolute discretion elect to extend the Initial Maturity Date in accordance with Section 2.3.3 below (and if the Initial Maturity Date is extended for the maximum period set forth therein, the Maturity Date shall be July 9, 2011).

“Maturity Valuation Event” shall mean (i) the determination of Appraised Value with respect to the Property in accordance with Section 2.3.2 below, and, (ii) if the Maturity Date has been extended as provided in Section 2.3.3 below, the determination of the Revised Appraised Value.

“Maximum Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan. The parties intend that New York state law be applied in determining the Maximum Rate.

“Mezzanine Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Senior Mezzanine Lender, Borrower and Agent.

“Mezzanine Collection Account” shall have the meaning set forth in the Mezzanine Cash Management Agreement.

“Mezzanine Guarantors” shall mean Senior Mezzanine Guarantor, Junior A Mezzanine Guarantor and Junior B Mezzanine Guarantor.

“Mezzanine Guarantor Contracts” shall mean any contract or agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property or the Collateral, or otherwise imposing obligations on Borrower, Borrower GP, Junior B Mezzanine Guarantor or Common GP, other than the Loan Documents, and the Organization Documents of Borrower, Borrower GP, Junior B Mezzanine Guarantor and Common GP, respectively.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).

“Minority Borrower Partner” shall mean Thomas Development Partners - CS, LLC, a California limited liability company.

“Modifications” shall mean any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any document or instrument from time to time; “modify”, “modified,” or related words shall have meanings correlative thereto.

“Monthly Debt Service Payment Amount” shall mean, on any Monthly Payment Date, the applicable Senior Mezzanine Debt Service.

“Monthly Operating Expense Amount” shall mean an amount equal to one-twelfth (1/12) of the amount of operating expenses and capital expenditures necessary for operation of the Property as set forth in the current Approved Budget.

“Monthly Senior Debt Service Payments” shall mean, for each and every Monthly Payment Date, the applicable monthly payment of principal and interest with respect to the Senior Loan as set forth on Schedule I to the Senior Mezzanine Loan Agreement.

“Monthly Payment Date” shall mean the ninth (9th) day of every calendar month occurring during the term of the Loan.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean that certain first priority Mortgage, Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by Borrower as security for the Senior Loan and encumbering the Property, as the same may be Modified from time to time.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Borrower, Junior B Mezzanine Guarantor or any ERISA Affiliate of either is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Appraisal Proceeds” shall mean the Imputed Disposition Proceeds (A) minus (i) the Cumulative Permitted Indebtedness; (ii) the Permitted Leasing Deficit; and (iii) the Transaction Costs, whether or not actually received (but without duplication of any transaction costs assumed in determining Appraised Value); and (B) plus, the aggregate amount of all Philadelphia City Taxes paid as Operating Expenses during the term of the Loan.

“Net Disposition Proceeds” shall mean the amount equal to the Permitted Disposition Proceeds (A) minus (i) with respect to any sale of the Property, the actual real estate commissions, if any, paid by the Borrower Parties to third party brokers in an amount not to exceed ordinary and customary commissions for such transactions in the jurisdiction in which they occur; (ii) with respect to any condemnation, casualty, or loss of the Property, the actual costs of repairing, rectifying, mitigating, restoring or replacing the Property or such portion thereof as shall have been damaged, severed, injured, or otherwise adversely affected, only to the extent such costs are reasonable, paid to Persons who are not affiliates of the Loan Parties; (iii) to the extent not otherwise accounted for, any portion of the Permitted Disposition Proceeds used to repay Cumulative Permitted Indebtedness; and (iv) Transaction Costs whether or not actually received; and (B) plus, the aggregate amount of all Philadelphia City Taxes paid as Operating Expenses during the term of the Loan.

“Net Proceeds” shall mean Net Disposition Proceeds or Net Appraisal Proceeds, as applicable.

“Non-Discretionary Items” shall mean Taxes and insurance premiums.

“Note” shall mean that certain Promissory Note dated the date hereof executed by Borrower and payable to the order of Lender, as the same may hereafter be Modified, increased, extended, consolidated or severed from time to time.

“Notice” shall have the meaning set forth in Section 11.6.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of a constituent general partner of Borrower, or such other authorized representative, which in all events shall be subject to Section 11.22 hereof.

“Operating Expenses” shall mean all costs and expenses relating to the operation, maintenance and management of the Property, including, without limitation, utilities, repairs and maintenance, insurance, property taxes and assessments, advertising expenses, payroll and related taxes, equipment lease payments, a management fee, as set forth in the Approved Management Agreement, equal to the greater of 3% of annual gross income or the actual management fee set forth in such Approved Management Agreement, and the Permitted Philadelphia City Taxes, but excluding actual Capital Expenditures, depreciation, amortization, Extraordinary Expenses and deposits required to be made to the Reserve Funds.

“Organizational Chart” shall mean that certain organizational chart attached as Schedule 3.1.28.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Partners” shall mean each of the constituent partners in Junior B Mezzanine Guarantor, and their successors and assigns.

“Permitted Debt” shall mean:

(i) the Senior Loan, the Senior Mezzanine Loan, the Loan and the Junior A Mezzanine Loan, and any Permitted Refinancing;

(ii) (A) unsecured trade payables and operational debt not evidenced by a note and in an aggregate amount not exceeding $500,000.00 at any one time (not including trade payables Borrower is contesting in good faith up to an aggregate amount of $250,000.00 and (B) Indebtedness incurred in the financing of equipment and other personal property used on the Property with annual payments not exceeding $150,000.00 in the aggregate; provided that any Indebtedness incurred pursuant to subclauses (A) and (B) shall be (x) not more than sixty (60) days past due; (y) incurred in the ordinary course of business; and (z) otherwise in compliance with the Senior Loan Documents or the Approved Budget;

(iii) Indebtedness incurred under and in accordance with the Conrail Payment Agreement to the extent fully subordinate to the Debt, the Senior Mezzanine Loan and the Junior A Mezzanine Loan; and

(iv) Indebtedness secured by Permitted Encumbrances.

“Permitted Disposition” shall mean any of the following, but only to the extent otherwise permitted under Section 2.4.1, Section 4.2.3, and the other terms of this Loan Agreement: (A) a Transfer of all or any portion of the Junior B Mezzanine Assets on a bona fide arms-length basis to a Person other than a Loan Party or an Affiliate of a Loan Party ; (B) a conveyance or disposition of all or any portion of the Property, or any taking, destruction, damage, or loss of all or any portion thereof, as a result of any condemnation, exercise of power of eminent domain, failure of title or defect or impairment of title amounting to such failure, or any casualty; and (C) a hypothecation, encumbering, assignment, pledge, or creation of any Lien on any Junior B Mezzanine Assets in connection with a Permitted Refinancing.

“Permitted Disposition Proceeds” shall mean the gross proceeds paid or credited to any Loan Party or its affiliates on account of any Permitted Disposition, including, without limitation: (A) the purchase price received by such Persons; (B) any proceeds from any Permitted Refinancing; (C) any sums paid to or for the benefit of such Persons pursuant to any insurance policy, indemnity agreement, or other surety agreements as a result of any casualty to, condemnation of or loss or impairment of any Junior B Mezzanine Assets or portions thereof; or (D) any awards, recovery of damages, or other compensation paid to or for the benefit of such Persons by any Governmental Authorities or other Persons as a result of any condemnation, taking, or exercise of eminent domain authority with respect to the Junior B Mezzanine Assets.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Senior Loan Documents, the Loan Documents, the Senior Mezzanine Loan Documents and the Junior A Mezzanine Loan Documents, (ii) all Liens, encumbrances and other matters disclosed in the Qualified Title Insurance Policy, (iii) Liens, if any, for Taxes and other charges imposed by any Governmental Authority not yet due or delinquent, (iv) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, and (v) easements which (a) are necessary for the operation of the Property that do not and would not have a material and adverse effect on the Property or (b) Lender has approved or may approve in Lender’s discretion.

“Permitted Investments” shall mean the following, subject to qualifications hereinafter set forth:

(i) obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America;

(ii) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 365 days of any bank, the short-term debt obligations of which are rated A-1+ (or the equivalent) by each of the Rating Agencies and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of the Rating Agencies;

(iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC);

(iv) debt obligations that are rated AAA or higher (or the equivalent) by each of the Rating Agencies;

(v) commercial paper rated A-l+ (or the equivalent) by each of the Rating Agencies;

(vi) investment in money market funds rated AAAm or AAAm-G (or the equivalent) by each of the Rating Agencies; and

(vii) other investments approved by Lender in its sole discretion.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the Standard & Poor’s “r” symbol (or any other Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall not have maturities in excess of one year; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provide a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Leasing Deficit” shall mean the sums, if any, expended by Borrower or its Affiliates (from sources other than from the Property) in respect of Tenant Improvements and leasing commissions (“Leasing Deficit”), but only to the extent each of the following conditions is met: (i) at the time of such expenditure there are no amounts in the Capital Expenditure/Leasing Account, Lease Termination Rollover Account and the Senior Mezzanine Leasing Reserve Account; (ii) such additional sums expended with respect to the Leasing Deficit are made in accordance with the Approved Budget and have been approved pursuant to Section 4.1.18; (iii) such additional sums expended with respect to the Leasing Deficit are directed only to Leases that have been approved in accordance with Section 4.1.9; (iv) such additional sums expended with respect to the Leasing Deficit are not derived from the Property or any Rent associated therewith; and (v) no Event of Default has occurred and is continuing.

“Permitted Philadelphia City Taxes” shall mean the City of Philadelphia Business Privilege Tax and Net Profits Tax, but only to the extent such taxes do not exceed $250,000 in the aggregate over the full term of the Loan.

“Permitted Refinancing” shall mean the refinancing in full of either or both of the Senior Loan and the Senior Mezzanine Loan in accordance with, and subject to the terms of, Section 4.2.4(b).

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan Assets” shall mean assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code, or (iii) governmental plan (as defined in Section 3(32) of ERISA) subject to federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.

“Pledge Agreements” shall mean: (i) that certain Pledge and Security Agreement of even date herewith executed by Junior B Mezzanine Guarantor in favor of Lender pursuant to which Junior B Mezzanine Guarantor has pledged to Lender all of its Equity Interests in Junior A Mezzanine Guarantor; (ii) those certain Pledge and Security Agreements of even date herewith executed by each of the Common GP, the Minority Borrower Partner, the Thomas Majority Partner, Thomas Investment Partners, Ltd., a California limited partnership, Thomas Development Partners- Phase II, Inc., a California corporation, Thomas Master Investments, LLC, a California limited liability company, Thomas Division Partnership, Ltd., a California limited partnership, TCS SPE Associates, L.P, a Delaware limited partnership, James A. Thomas, as Trustee for the Lumbee Clan Trust, and Thomas Partners, Inc., a California corporation, in favor of Lender pursuant to which such Persons have pledged to Lender (A) 100% of their direct or indirect Equity Interests in the Junior A Mezzanine Guarantor, Junior B Mezzanine Guarantor, Common GP, Thomas Majority Partner, Borrower Minority Partner, TCS SPE Associates, L.P., a Delaware limited partnership, partnership, Thomas Development Partners—Phase II, Inc., a California corporation, and (B) Borrower Minority Partner’s Equity Interest in Borrower; and (iii) any Pledge and Security Agreements that may be subsequently executed by any future direct or indirect partners of Junior A Mezzanine Guarantor, at any tier, as a condition to obtaining a direct or indirect Equity Interest in Junior A Mezzanine Guarantor.

“Pledgors” shall mean de pledgors under the Pledge Agreements and each Person who provides a pledge or other security for the Loan.

“Policies” shall have the meaning set forth in Section 4.1.15.

“Preferred Equity Investment” shall mean the capital contributions, as of the date hereof, made by the Preferred Equity Investor to Borrower and Junior A Mezzanine Guarantor in the aggregate amount of Two Million and No/l00 Dollars ($2,000,000).

“Preferred Equity Investor” shall mean Thomas Development Partners - CS, LLC, a California limited partner, a limited partner of Borrower.

“Preferred Equity Return” shall have the meaning set forth in the Junior A Mezzanine Loan Agreement.

“Prepayment Date” shall mean the date on which the Loan is prepaid in accordance with the terms hereof.

“Prepayment Default Sum” shall have the meaning set forth in Section 2.4. 1.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Public Law l07-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”), (c) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et. seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Proceeds Event” shall mean the occurrence of a Permitted Disposition or a Maturity Valuation Event.

“Property” shall mean the real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, all as more particularly described in the granting clauses of the Mortgage.

“Property Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Qualified Appraiser” shall mean an independent appraiser who is a member of the Appraisal Institute, or other such organization acceptable to Lender and to Borrower, with at least ten (10) years of continuing experience in appraising properties, comparable to the Property, in the Philadelphia metropolitan area and certified in the state of Pennsylvania.

“Qualified Survey” shall mean a current title survey of the Property, certified to Borrower, the title company issuing the Qualified Title Insurance Policy, Senior Lender and Lender and their respective successors and assigns, in form and substance satisfactory to Lender.

“Qualified Title Insurance Policy” shall mean, collectively (i) an ALTA extended coverage mortgagee’s title insurance policy in favor of Senior Lender, satisfying the requirements described in the Senior Loan Documents in all material respects and otherwise in form and substance acceptable to Lender; and (ii) an ALTA Owner’s Policy of Title Insurance with a Mezzanine Lender Endorsement and so-called “Eagle 9” coverage and otherwise in form and substance acceptable to Lender.

“Rating Agencies” shall mean, prior to the final Securitization of the Senior Loan, each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been designated by Lender or Senior Lender and, after the final Securitization of the Senior Loan, shall mean any of the foregoing that have rated any of the Securities.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Substance into the indoor or outdoor environment (including the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata) in violation of Environmental Laws.

“Rent Deficiency” shall have the meaning set forth in Section 6.4.2.

“Rents” shall mean all rents, moneys payable as damages or in lieu of rent, revenues, deposits (including, without limitation, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property; provided that security deposits shall not count as Rents until such time as they may be applied by Borrower in accordance with the applicable Lease.

“Replacement Lease” shall have the meaning set forth in Section 6.4.2.

“Reserve Funds” shall mean, collectively, the “Capital Expenditure/Leasing Account,” the “Debt Service Account,” the “Tax and Insurance Account,” the “Debt Service Reserve Account,” the “Lease Termination Rollover Account” and the “Generator Account” established pursuant to the Senior Cash Management Agreement, and the Senior Mezzanine Leasing Reserve Account.

“Restoration” shall mean the complete repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to a Casualty.

“Revised Appraised Value” shall have the meaning set forth in Section 2.3.3.

“Revocation Notice” shall have the meaning set forth in Section 2.4.1(c).

“Rollover Funds” shall have the meaning set forth in Section 6.4.2(c).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Securitization” shall have the meaning set forth in the Senior Loan Agreement.

“Selected Appraisers” shall have the meaning set forth in Section 2.3.2.

“Senior Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Senior Lender, Borrower, Approved Property Manager and Agent, a copy of which is attached hereto as Exhibit A, as the same may be Modified from time to time in accordance with Article 6.

“Senior Cash Management Bank” shall mean PNC Bank N.A. and any successor Eligible Institution thereto permitted in accordance with Section 6.1.

“Senior Collateral Accounts” shall mean, collectively, the “Capital Expenditure/Leasing Account,” the “Debt Service Account,” the “Tax and Insurance Account,” the “Deposit Account,” the “Debt Service Reserve Account,” the “Borrower Disbursement Account,” the “Lease Termination Rollover Account” and the “Generator Account” established pursuant to the Senior Cash Management Agreement.

“Senior Debt Service” shall mean, with respect to any particular period of time, scheduled principal and interest payments under the Senior Note.

“Senior Debt Service Account” means the “Debt Service Account” established pursuant to the Senior Cash Management Agreement.

“Senior Deposit Account” means the “Deposit Account” established pursuant to the Senior Cash Management Agreement.

“Senior Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower in connection with the Senior Loan for the benefit of Senior Lender.

“Senior Lender” shall mean Morgan Stanley Mortgage Capital Inc., a New York corporation and its permitted successors and assigns.

“Senior Loan” shall mean the mortgage loan made by Senior Lender to Borrower in the aggregate principal amount of One Hundred Thirty Two Million and No/100 Dollars ($132,000,000.00).

“Senior Loan Agreement” shall mean that certain Loan Agreement dated as of the date hereof between Senior Lender and Borrower, as the same may be Modified form time to time.

“Senior Loan Documents” shall mean, collectively, the Senior Note, the Senior Loan Agreement, the Mortgage, the Assignment of Leases, the Senior Environmental Indemnity, the Senior Cash Management Agreement and any and all other documents evidencing or securing the Senior Loan, as Modified from time to time.

“Senior Mezzanine Debt Service” shall mean, with respect to any particular period of time, payment of principal and interest with respect to the Senior Mezzanine Loan as set forth on Schedule I to the Senior Mezzanine Loan Agreement.

“Senior Mezzanine Guarantor” shall mean TCS SPE 1, L.P., a Delaware limited partnership.

“Senior Mezzanine Guarantor Permitted Encumbrances” shall mean the Liens created on the assets of the Senior Mezzanine Guarantor by any of the Senior Mezzanine Loan Documents, and any other Liens on such assets expressly permitted thereunder.

“Senior Mezzanine Leasing Reserve Account” shall have the meaning set forth the Mezzanine Cash Management Account.

“Senior Mezzanine Lender” shall mean DB Realty Mezzanine Investment Fund II, L.L.C., a Delaware limited liability company.

“Senior Mezzanine Loan” shall mean the mezzanine loan made by Senior Mezzanine Lender to Borrower in the aggregate amount of Forty Nine Million One Hundred Thirty Thousand and No/ 100 Dollars ($49,130,000).

“Senior Mezzanine Loan Agreement” shall mean that certain Senior Mezzanine Loan Agreement dated as of the date hereof between Senior Mezzanine Lender, Borrower and Senior Mezzanine Guarantor, as the same may be Modified from time to time.

“Senior Mezzanine Loan Documents” shall mean, collectively, the Senior Mezzanine Note, the Senior Mezzanine Loan Agreement and any and all other documents evidencing, supporting or securing the Senior Mezzanine Loan, as the same may be Modified from time to time.

“Senior Mezzanine Note” shall mean that certain Senior Mezzanine Promissory Note dated the date hereof made by the Borrower to Senior Mezzanine Lender in the stated principal amount of $49,130,000.00, as the same be Modified from time to time.

“Senior Note” shall mean that certain Senior Promissory Note dated the date hereof made by the Borrower to Senior Lender in the stated principal amount of $132,000,000.00, as the same may be Modified from time to time.

“Servicer” shall have the meaning set forth in Section 11.24.

“Servicing Agreement” shall have the meaning set forth in Section 11.24.

“SPC Party” shall have the meaning set forth in Section 3.1.24(s).

“SPE Entity” shall mean each Transfer Restricted Party.

“Sponsor Guarantor” shall mean Thomas Development Partners, LP, a California limited partnership, or the guarantor under any replacement guaranty issued pursuant to the terms of the Guaranty executed by Sponsor Guarantor.

“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.

“Subordination of Property Management Agreement” shall mean the subordination of Approved Management Agreement executed by Lender and the Approved Property Manager on the date hereof, as the same may from time to time be Modified in accordance herewith.

“Substitute Collateral” shall have the meaning set forth in Section 5.15 of the Sponsor Guaranty.

“Tax Account” means the “Tax and Insurance Account” established pursuant to the Senior Cash Management Agreement.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Tenant Notice” shall mean a written notice in a form acceptable to the parties hereto informing each Tenant that (i) all payments under the Leases shall thereafter be transmitted by them directly to, and deposited directly into, the account established pursuant to the Senior Cash Management Agreement and (ii) such instruction may not be rescinded unless and until such Tenant receives from Borrower or Lender a copy of Lender’s written consent to such rescission.

“Tenant Improvements” shall mean, collectively, (A) all hard costs and reasonable soft costs incurred in connection with (i) tenant improvements to be undertaken for any Tenant which are required to be completed by or on behalf of Borrower pursuant to the terms of such Tenant’s Lease, (ii) allowances or concessions to be paid or credited to a Tenant pursuant to such Tenant’s Lease, and (iii) work undertaken to prepare space for leasing (in each case under clauses (i). (ii) and (iii) including both hard and reasonable soft costs); and (B) payments in respect of any lease buy-out or lease assumption incurred by Borrower so long as (i) such costs have been approved by Lender, such approval not to be unreasonably withheld, and (ii) such costs have been approved by Senior Lender in accordance with the Senior Loan Documents.

“Termination Space” shall have the meaning set forth in Section 6.4.1.

“Third Appraiser” shall have the meaning set forth in Section 2.3.2.

“Thomas Majority Partner” shall mean Maguire Thomas Partners - Commerce Square II, Ltd., a California limited partnership.

“Transaction” shall mean, collectively, the transactions contemplated by the Loan Documents.

“Transaction Costs” shall mean ordinary and customary costs of a type and in an amount normally paid by a property owner in connection with the consummation of the applicable Permitted Disposition, and in all instances, without duplication as to my item described in clauses (i) through (iii) in the definition of “Net Disposition Proceeds”.

“Transfer” shall mean with respect to the Property, any Equity Interest, or any other asset, any transfer, sale, pledge, hypothecation, encumbrance, assignment or other disposition, directly or indirectly through any one or more intermediaries, at any tier, of all or any portion of that asset or any right to receive proceeds therefrom (whether voluntarily, involuntarily, by operation of law or otherwise).

“Transfer Restricted Parties” shall mean Borrower, Borrower GP, Mezzanine Guarantors, Common GP, Minority Borrower Partner, Thomas Majority Partner, TCS SPE Associates, L.P., a Delaware limited partnership, and Thomas Development Partners — Phase II, Inc., a California corporation.

“Treasury Rate” shall mean, as of the Maturity Date, the yield, calculated by Lender by linear interpolation (rounded to the nearest one-thousandth of one percent (i.e., 0.001%) of the yields of non-inflation adjusted noncallable United States Treasury obligations with terms (one longer and one shorter) most nearly approximating the period from such date of determination to the Maturity Date, as determined by Lender on the basis of Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Governmental Security/Treasury Constant Maturities, or another nationally recognized source of financial market information selected by Lender. Lender’s determination of the Treasury Rate shall be final absent manifest error.

“TRIA” shall mean the Terrorism Risk Insurance Act of 2002 (as Modified from time to time, including substantially equivalent provisions).

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Unanticipated Expense” shall mean an operating expense with respect to the Property not set forth in the Approved Budget which Borrower deems necessary or advisable in its reasonable discretion.

“Use” shall mean, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Substance or transportation of such Hazardous Substance.

“U.S. Tax” shall mean any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof.

“Waste” shall mean any material physical abuse or destructive use (whether by action or inaction) of the Property (excluding Casualty).

“Withdrawal Liability” has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

“Yield Maintenance Payment” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid or (ii) the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the Maturity Date determined by discounting such payments at the Discount Rate. As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the most recently calculated Interest Rate with respect to the most recent Monthly Payment Date and (z) the Yield Maintenance Treasury Rate. As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Maturity Date. In the event Release H.15 is no longer published, Lender shall select another nationally recognized source of financial market information to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

“Zoning Report” shall mean a report prepared by Zoning Information Services with respect to the zoning status of the Property.

Section 1.2 Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.	THE LOAN

Section 2.1 The Loan.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note. The Loan shall be evidenced by the Note in the aggregate principal amount of Twenty Four Million Four Hundred Fifty Seven Thousand Three Hundred Forty and No/100 Dollars ($24,457,340.00) and shall be repaid in accordance with the terms of this Agreement and the Note.

2.1.4 Use of Proceeds. Borrower shall use proceeds of the Loan to (i) pay and discharge any existing loans relating to the Property, (ii) deposit certain Reserve Funds, and (iii) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender.

2.1.5 Security. The Loan shall be secured or supported, inter alia, by (i) the Pledge Agreements, (ii) the Guaranties, and (iii) the other security interests and Liens granted in this Agreement and in the other Loan Documents.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date up to but excluding the Maturity Date at the Interest Rate. All accrued interest shall be paid in accordance with Sections 2.3.1 and 2.3.2 below.

2.2.2 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.3 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance.

2.2.4 Usury Savings. All agreements between Borrower and Lender or its Affiliates, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event, whether by reason of acceleration of the maturity of the Loan or otherwise, shall the amount paid, or agreed to be paid to the Lender or its Affiliates for the use, forbearance, or detention of the money to be loaned under the Loan or otherwise or for the payment or performance of any covenant or obligation contained herein or in any other Loan Document exceed the Maximum Rate, if any is applicable to the Loan under applicable law. If from any circumstances whatsoever fulfillment of any provision hereof or any of such other agreements shall cause the amount paid to so exceed the Maximum Rate, then ipso facto, the amount so paid to Lender shall be reduced to the maximum amount permitted under the Maximum Rate, and if from any such circumstances the Lender shall ever receive interest, or an amount which is deemed interest under applicable law, which exceeds the Maximum Rate, such amount which would be excessive under applicable law shall be applied to the reduction of the principal of the Note and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of the Note such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the indebtedness of Borrower to Lender shall, to the extent such sums would otherwise exceed the amount permitted under applicable law pursuant to the Maximum Rate, (i) be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness does not exceed the applicable Maximum Rate, (ii) be characterized as a fee, expense or other charge other than interest subject to the Maximum Rate, and/or (iii) exclude any voluntary prepayments and the effects thereof. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between Lender and the Borrower.

Section 2.3 Loan Payments.

2.3.1 Payment Upon Maturity and Prior to Event of Default. Subject to Section 2.4, so long as no Event of Default has occurred and is continuing, upon the occurrence of a Proceeds Event, including (following a Maturity Valuation Event) on the Maturity Date, Net Proceeds, including any applicable Imputed Disposition Proceeds, shall be paid to Lender in the amounts and in the priority set forth below:

(i) with respect to the first $15 million of Net Proceeds, 20% of all such Net Proceeds shall be paid to Lender and applied first to accrued interest, and second to the outstanding principal balance of the Loan (with the remaining 80% of such $15 million in Net Proceeds, to the extent of any Net Disposition Proceeds, to be distributed to the Junior B Mezzanine Guarantor for distribution to the Partners).

(ii) with respect to the next $5 million of Net Proceeds, 25% of all such Net Proceeds shall be paid to Lender and applied first to any remaining accrued and unpaid interest, and second to the outstanding principal balance of the Loan (with the remaining 75% of such $5 million in Net Proceeds, to the extent of any Net Disposition Proceeds, to be distributed to the Junior B Mezzanine Guarantor for distribution to the Partners).

(iii) with respect to the next $20 million of Net Proceeds, 45% of all such Net Proceeds shall be paid to Lender and applied and applied first to accrued interest, and second to the outstanding principal balance of the Loan (with the remaining 55% of such $20 million in Net Proceeds, to the extent of any Net Disposition Proceeds, to be distributed to the Junior B Mezzanine Guarantor for distribution to the Partners).

(iv) thereafter, 50% of all Net Proceeds shall be paid to Lender in repayment of the outstanding principal amount of the Loan.

2.3.2 Determination of Appraised Value. As used herein, “Appraised Value” shall mean the fair market value of the Property determined as follows:

(a) Market Value. The Appraised Value may be determined by agreement between Lender and Borrower, each in their sole and absolute discretion; provided, however, that if Borrower and Lender are unable to agree in a writing signed by both parties no later than one hundred twenty (120) days prior to the Maturity Date of the Loan, then the fair market value of the Property shall be determined as provided in Section 2.3.2(b) below.

(b) Appraisal Procedure. Lender and Borrower shall each appoint a Qualified Appraiser within five (5) days after the Lender notifies Borrower that Appraised Value needs to be determined as provided in Section 2.3.3(a) above. Within ten (10) days after their selection, the two selected Qualified Appraisers (“Selected Appraisers”) shall select a third Qualified Appraiser (the “Third Appraiser”). Each of the three Qualified Appraisers shall prepare and complete a narrative appraisal of the market value of the Property no later than forty-five (45) days after being appointed. Such market value shall be determined without regard for the principal amount of the Loan or any Permitted Indebtedness or any Lien securing same. If the appraised values of the appraisals by the Selected Appraisers differ by no more than five percent (5%), the binding Appraised Value shall be the average of those two appraised values. If the appraisals of the Selected Appraisers differ by more than five percent (5%), the binding Appraised Value shall be that which is closest to the appraisal of the Third Appraiser; provided, however, that if the appraisal of the Third Appraiser is halfway between the appraisals of the Selected Appraisers, the Third Appraiser’s appraised value shall be the binding Appraised Value. The determination of the binding Appraised Value by the Selected Appraisers, or by the Third Appraiser, as applicable, shall be final and binding on the parties, and may be enforced in any court of competent jurisdiction. Borrower and Lender shall each bear the cost of their own Selected Appraiser and shall split the cost of the Third Appraiser.

2.3.3 Determination of Net Appraisal Proceeds. Once the Appraised Value has been determined as provided above, the Imputed Disposition Proceeds shall be determined as if the Property had been sold for an amount equal to the Appraised Value. Such Imputed Disposition Proceeds shall then be used to determine Net Appraisal Proceeds, which shall be paid to Lender as provided in Section 2.3.1; provided, however, that in the event the Appraised Value determined as provided above does not exceed $6,000,000, Lender may elect, in its sole and absolute discretion, to extend the Maturity Date for up to eighteen (18) additional calendar months (as so extended, the “Extended Maturity Date”). In such event, ninety (90) days prior to the Extended Maturity Date, the Appraised Value shall be re-determined by the Qualified Appraisers as otherwise provided in Section 2.3.3(b) (the “Revised Appraised Value”). Once the Revised Appraised Value has been so determined, the Imputed Disposition Proceeds shall be redetermined as if the Property had been sold for an amount equal to the Revised Appraised Value and such Imputed Disposition Proceeds shall then be used to determine Net Appraisal Proceeds, which shall be paid to Lender as provided in Section 2.3.1 above.

2.3.4 Inadequacy of Net Proceeds to Pay Sums Due. On the Maturity Date, so long as no Event of Default has occurred and all sums required to be paid to Lender pursuant to Section 2.3.1 above, if any, have been paid, then Borrower Parties shall have no further obligation to repay any sums under this Agreement, including any remaining outstanding principal balance and accrued Interest. Lender acknowledges that, pursuant to Section 2.3.1, the Borrower Parties may be obligated to pay, on the Maturity Date, only a portion or none of the then outstanding balance of the Loan.

2.3.5 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note, if any, shall be made to Lender not later than 2:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

2.3.6 Payments After Event of Default. Upon the occurrence of an Event of Default, including upon the failure of the Borrower to make the payments contemplated in Section 2.3.1 above on the Maturity Date (but only if any such payments shall be actually due in accordance with the terms hereof), all accrued interest and the full principal amount of the Loan, along with the Prepayment Default Sum and all other sums due in respect of the Loan, shall be due and payable in full, and any amounts received by Lender following an Event of Default shall be applied by Lender in such order, priority and proportions as Lender in its sole discretion shall deem proper.

Section 2.4 Prepayments.

2.4.1 Permitted Prepayments.

(a) Borrower shall be prohibited from prepaying the Loan, in whole or in part, until the Maturity Date (the “Lockout Period”); provided, however, that in the event a Permitted Disposition occurs under clauses (B) or (C) of such defined term, partial prepayments of the Loan shall be permitted in accordance with Section 2.3.1 and 2.4.2.

(b) OTHER THAN AS SET FORTH IN THIS SECTION 2.4.1, BORROWER HEREBY EXPRESSLY (i) WAIVES ANY RIGHTS IT MAY HAVE UNDER LAW TO PREPAY THE LOAN AND THE NOTE, IN WHOLE OR IN PART, PRIOR TO THE EXPIRATION OF THE LOCKOUT PERIOD, AND (ii) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF ALL OF ANY PORTION OF THE PRINCIPAL AMOUNT OF THE LOAN IS MADE PRIOR TO THE EXPIRATION OF THE LOCKOUT PERIOD, INCLUDING UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE BY LENDER ON ACCOUNT OF ANY EVENT OF DEFAULT, INCLUDING ANY TRANSFER PROHIBITED OR RESTRICTED BY THE LOAN DOCUMENTS, THEN BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY WITH SUCH PREPAYMENT THE GREATER OF 3% OF THE PREPAYMENT SUM AND THE YIELD MAINTENANCE PAYMENT (THE “PREPAYMENT DEFAULT SUM”). BORROWER HEREBY DECLARES THAT (1) EACH OF THE FACTUAL MATTERS SET FORTH IN THIS PARAGRAPH IS TRUE AND CORRECT, (2) LENDER’S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS AGREEMENT CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT, AND HAS BEEN GIVEN INDIVIDUAL WEIGHT BY BORROWER AND LENDER, (3) BORROWER IS A SOPHISTICATED AND KNOWLEDGEABLE REAL ESTATE INVESTOR WITH COMPETENT AND INDEPENDENT LEGAL COUNSEL, AND (4) BORROWER FULLY UNDERSTANDS THE EFFECT OF THIS WAIVER AND AGREEMENT.

2.4.2 Mandatory Prepayments. On each date on which Lender actually receives a distribution of Property Net Proceeds, and if Lender is not obligated to make such Property Net Proceeds available to Borrower for a Restoration, or to deliver such sums to Junior A Mezzanine Lender, Senior Mezzanine Lender or Senior Lender, Borrower shall prepay the Loan in accordance with Section 2.3.1.

2.4.3 Prepayments After Default. If after an Event of Default but prior to the expiration of the Lockout Period, payment of all or any part of the principal of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in Section 2.4.1 and Borrower, such purchaser at foreclosure or other Person shall pay the Prepayment Default Sum, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents. The full amount of any such prepayment shall be applied by Lender toward the payment of interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

Section 2.5 Taxes. (a) Borrower agrees to indemnify Lender against any present or future stamp, documentary or other similar or related taxes (excluding any taxes imposed on or measured by Lender’s income, receipts, capital or net worth) or other similar or related charges hereafter imposed, levied, collected, withheld or assessed by any United States Governmental Authority by reason of the execution and delivery of the Loan Documents and any consents, waivers, Modifications and enforcement of rights under the Loan Documents. Borrower agrees that the interest expense on the Loan will be treated as an expense for all federal, state and local tax reporting purposes, for all financial reporting purposes, and will be recorded as such in its books and records.

(b) If Borrower is required by law to withhold or deduct any amount from any payment hereunder in respect of any U.S. Tax, Borrower shall withhold or deduct the appropriate amount, remit such amount to the appropriate Governmental Authority and pay to Lender (or any assignee of Lender) such additional amounts as are necessary in order that the net payment of any amount due to Lender (or any assignee of Lender) after deduction for or withholding in respect of any U.S. Tax imposed with respect to such payment (or in lieu thereof, payment of such U.S. Tax by Lender or its assignees), will not be less than the amount stated herein to be then due and payable; provided that the foregoing obligation to pay such additional amounts shall not apply (i) to any assignee that has not complied with the obligations contained in Section 11.27(c), (ii) to any U.S. Taxes imposed solely by reason of the failure by such Person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such Person if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Taxes; or (iii) with respect to any Person who is a fiduciary or partnership or other than the sole beneficial owner of such payment, to any U.S. Tax imposed with respect to payments made under any Note to a fiduciary or partnership to the extent that the beneficial owner or member of the partnership would not have been entitled to the additional amounts if such beneficial owner or member of the partnership had been the holder of the Note. Lender hereby represents to Borrower that, as of the

Closing Date, it is a U.S. Person and is exempt from U.S. withholding tax on all interest payments made to it by Borrower pursuant to this Agreement and the Note.

(c) Within 30 days after paying any amount from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, Borrower shall deliver to Lender satisfactory evidence of such deduction, withholding or payment (as the case may be).

III.	REPRESENTATIONS AND WARRANTIES

Section 3.1 Borrower Parties Representations.

Each of the Borrower Parties, collectively and severally, represent and warrant as of the Closing Date that:

3.1.1 Organization. (a) Each of the Borrower Parties is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on its ability to perform its obligations hereunder, and each of the Borrower Parties and the other applicable Loan Parties have taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and have the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.

(b) Each of the Borrower Party’s exact legal name is correctly set forth in the first paragraph of this Agreement. Each of the Borrower Parties is an organization of the type specified in the first paragraph of this Agreement. Each of the Borrower Parties is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Each of the Borrower Party’s principal place of business and chief executive office, and the place where Borrower Parties keep their respective books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of such Borrower Party) and will continue to be the address of each respective Borrower Party set forth in the first paragraph of this Agreement (unless the applicable Borrower Party notifies Lender in writing at least ten (10) days prior to the date of such change). Borrower’s organizational identification number, if any, assigned by the state of its incorporation or organization is 1611765. Borrower’s federal tax identification number is 52-1685931. Junior B Mezzanine Guarantor’s organizational identification number, if any, assigned by the state of its incorporation or organization is Delaware. Junior B Mezzanine Guarantor’s federal tax identification number is 51-0474657. Neither Borrower Party is subject to back-up withholding taxes.

3.1.2 Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by the applicable Junior B Mezzanine Parties (excluding Lender) and constitute the legal, valid and binding obligations of such Persons, enforceable against such Persons in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.3 No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by the Borrower Parties and the other Junior B Mezzanine Parties (excluding Lender) and the performance of their respective obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which they are subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of their respective organizational documents or any agreement or instrument to which they are a party or by which they are bound, or any order or decree applicable to them, or result in the creation or imposition of any lien on any of their respective assets or property (other than pursuant to the Loan Documents).

3.1.4 Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s Knowledge, threatened against the Loan Parties or the Property in any court or by or before any other Governmental Authority which would materially and adversely affect the ability of the Loan Parties to carry out the transactions contemplated by this Agreement, the Loan Documents, the Senior Loan Documents, the Senior Mezzanine Loan Documents or the Junior A Mezzanine Loan Documents.

3.1.5 Agreements. None of the Loan Parties are in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default would have consequences that would materially and adversely affect the financial condition or operations of such Loan Party or its properties or would have consequences that would adversely impair its performance under the Loan Documents or the Senior Loan Documents (as applicable).

3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by the Borrower Parties or any Loan Party of, or compliance by the Borrower Parties or any Loan Party with, this Agreement, the other Loan Documents or any Senior Loan Documents or the consummation of the transactions contemplated hereby and thereby, other than those which have been obtained by the Loan Parties.

3.1.7 Title. Junior B Mezzanine Guarantor has good title to its properties and assets, including its interest in the Junior A Mezzanine Guarantor, in each case free and clear of all Liens whatsoever except the Junior B Mezzanine Guarantor Permitted Encumbrances. Senior Mezzanine Guarantor has good title to its properties and assets, including its interest in the Borrower and Borrower GP, in each case free and clear of all Liens whatsoever except the Senior Mezzanine Guarantor Permitted Encumbrances. Junior A Mezzanine Guarantor has good title to its properties and assets, including its interest in Senior Mezzanine Guarantor, in each case free and clear of all Liens whatsoever except the Junior A Mezzanine Guarantor Permitted Encumbrances. Except for Permitted Encumbrances, the Borrower has good and insurable title in fee to the Property and good title to the related personal property. The Permitted Encumbrances do not and will not materially adversely affect Borrower’s ability to repay the Debt in accordance with the terms of the Loan Documents or Junior B Mezzanine Guarantor’s ability to meet its obligations under its Guaranty. The Pledge Agreements and the other Loan Documents, upon filing of UCC financing statements in the applicable jurisdiction, create and constitute a valid and perfected Lien on the Collateral for the full amount of the Loan Amount, free and clear of all Liens other than Junior B Mezzanine Guarantor Permitted Encumbrances. Except as indicated in and insured over by a Qualified Title Insurance Policy, there are no claims for payment for work, labor or materials affecting the Property which are or, to Borrower’s Knowledge, may become a Lien on the Property. There are no mechanics’, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, materially and adversely impair the use or operations of the Property or impair Borrower’s ability to pay its obligations in a timely manner.

3.1.8 ERISA. None of the Borrower Parties or any ERISA Affiliate of the Borrower Parties has incurred any liability under Title IV or Section 302 of ERISA or Section 412 of the Code or maintains or contributes to, or is or has been required to maintain or contribute to, any employee benefit plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code. The consummation of the transactions contemplated hereby will not constitute or result in any transaction prohibited by Section 406 of ERISA or Section 4975 of the Code.

3.1.9 Compliance. Except as set forth on Schedule 3.1.9 hereto, the Borrower Parties and the Property and the use of the Property comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and, to the extent provided in Section 3.1.44, Prescribed Laws. Neither Borrower Party is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which materially adversely affects the financial condition or business of either Borrower Party. The Borrower Parties have not committed any act which may give any Governmental Authority the right to cause either Borrower Party to forfeit the Property or the Collateral or any part thereof or any monies paid in performance of each of the Borrower Party’s obligations under any of the Loan Documents, the Senior Mezzanine Loan Document, or the Junior A Mezzanine Loan Documents or the Borrower’s obligations under the Senior Loan Documents.

3.1.10 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Borrower Parties, Loan Parties, the Transfer Restricted Parties, and the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Borrower Parties and the Property as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except as set forth on Schedule 3.1.10, none of the Borrower Parties, Loan Parties, or the Transfer Restricted Parties have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to either Borrower Party and reasonably likely to have a materially adverse effect on such Persons or the Property, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no Material Adverse Effect with respect to the financial condition, operations or business of Borrower

Parties, Loan Parties, the Transfer Restricted Parties, or the Property from that set forth in said financial statements.

3.1.11 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s Knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

3.1.12 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses.

3.1.13 Separate Lots. The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.

3.1.14 Assessments. Except as disclosed in the Qualified Title Policy, there are no pending or, to Borrower’s Knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.15 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower Parties or the other Loan Parties, including the defense of usury, and neither the Borrower Parties nor any other Loan Party has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.16 Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property and collect Rents. Other than Borrower, no Person other than Senior Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.17 Insurance. The Borrower Parties have each obtained, and have delivered to Lender original or certified copies of all of the Policies or so-called “Acord” certificates evidencing coverage thereof, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including Borrower Parties, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.18 Licenses. All permits and approvals, including without limitation, certificates of occupancy required by any Governmental Authority for the use, occupancy and operation of the Property in the manner in which the Property is currently being used, occupied and operated have been obtained and are in full force and effect.

3.1.19 Flood Zone. None of the Improvements on the Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

3.1.20 Physical Condition. To Borrower’s Knowledge and except as otherwise identified in the Property Condition Report or as a Capital Expenditure in the Approved Budget, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and neither Borrower Party has received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.21 Boundaries. Except as may be shown on the Qualified Survey, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the improvements, so as to materially and adversely affect the value or marketability of the Property except those which are insured against by title insurance.

3.1.22 Leases. Borrower Parties represent and warrant to Lender with respect to the Leases that: (a) the rent roll attached hereto as Schedule 3.1.22 is true, complete and correct and the Property is not subject to any Leases other than the Leases described in Schedule 3.1.22, (b) the Leases identified on Schedule 3.1.22 are in full force and effect and, to Borrower’s Knowledge, there are no defaults thereunder by either party thereto, (c) the copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, (d) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date, (e) all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, (f) except as otherwise disclosed in the rent roll provided by Borrower to Lender, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant and (g) all security deposits are being held in accordance with Legal Requirements.

3.1.23 Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Pledge Agreements, have been paid or are being paid simultaneously herewith.

3.1.24 Single Purpose. Borrower Parties hereby represent and warrant to, and covenant with, Lender that as of the date hereof and until such time as the Debt shall be paid in full:

(a) (i) Borrower does not own and will not own any asset or property other an (x) the Property, and (y) incidental personal and intangible property necessary for the ownership or operation of the Property; (ii) Junior B Mezzanine Guarantor does not own and will not own any asset or property other than its interest in the Junior A Mezzanine Guarantor and incidental personal and intangible property necessary for the ownership of such Equity Interest; and (iii) each other SPE Entity will not own any asset or property other than the applicable Equity Interest reflected on the Organizational Chart and incidental personal and intangible property necessary for the ownership of such Equity Interest.

(b) (i) Borrower will not engage in any business other than the acquisition, development, ownership, operation, management and leasing and maintenance of the Property and entering into the applicable Loan Documents, the Senior Loan Documents, the Senior Mezzanine Loan Documents and the Junior A Mezzanine Loan Documents, and activities incidental thereto, and Borrower will conduct and operate its business as presently conducted and operated; (ii) Junior B Mezzanine Guarantor will not engage in any business other than the acquisition, ownership, management and operation of the Junior A Mezzanine Guarantor and entering into the applicable Loan Documents, and activities incidental thereto, and Junior B Mezzanine Guarantor will conduct and operate its business as presently conducted and operated; and (iii) each other SPE Entity will not engage in any business other than the ownership, management and operation of the applicable Equity Interest reflected on the Organizational Chart and entering into the applicable Loan Documents, Senior Mezzanine Loan Documents and Junior A Mezzanine Loan Documents, and activities incidental thereto, and each SPE Entity will conduct and operate its business as presently conducted and operated

(c) except for the Approved Management Agreement, each SPE Entity will not enter into any contract or agreement with any affiliate of such SPE Entity, any constituent party of such SPE Entity or any affiliate of any constituent party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any such party.

(d) Borrower and Borrower GP have not incurred and will not incur any Indebtedness other than Permitted Debt. No Indebtedness other than the Senior Debt may be secured (subordinate or pari passu) by the Property.

(e) Junior B Mezzanine Guarantor has not incurred and will not incur any Indebtedness other that the Debt.

(f) Senior Mezzanine Guarantor has not incurred and will not incur any Indebtedness other than Indebtedness incurred pursuant to the Senior Mezzanine Loan Documents.

(g) Junior A Mezzanine Guarantor has not incurred and will not incur any Indebtedness other than Indebtedness incurred pursuant to the Junior A Mezzanine Loan Documents.

(h) Common GP has not incurred and will not incur any Indebtedness other than Indebtedness, if any, incurred pursuant to the Loan Documents, the Senior Mezzanine Loan Documents, and the Junior A Mezzanine Loan Documents.

(i) Other than as set forth in subsections (d)-(h) above, no SPE Entity has incurred, and no SPE Entity will incur, any Indebtedness (provided that Borrower and Borrower GP may incur Permitted Debt pursuant to subsection (d) above).

(j) No SPE Entity has made nor will it make any loans or advances to any third party (including any Affiliate or constituent party but provided that this shall not prohibit tenant allowances pursuant to the Leases permitted under this Agreement), and shall not acquire obligations or securities of its Affiliates.

(k) Each SPE Entity is and will remain solvent and each SPE Entity will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due.

(l) Each SPE Entity has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and no SPE Entity will, nor will it permit any constituent party to Modify the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of such SPE Entity or such constituent party in any manner that (i) violates the single purpose covenants set forth in this Section 3.1.24, or (ii) Modifies any provision thereof that by its terms cannot be Modified at any time when the Loan is outstanding or by its terms cannot be Modified without Lender’s consent.

(m) Each SPE Entity will maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates and any constituent party. Each SPE Entity’s respective assets will not be listed as assets on the financial statement of any other Person, provided, however, that each SPE Entity’s respective assets may be included in a consolidated financial statement of its affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such SPE Entity and such affiliates and to indicate that such SPE Entity’s assets and credit are not available to satisfy the debts and other obligations of such affiliates or any other Person and (ii) such assets shall be listed on such SPE Entity’s own separate balance sheet. Each SPE Entity will file its own tax returns (to the extent returns are required to be filed by such SPE Entity) and will not file a consolidated federal income tax return with any other Person. Each SPE Entity shall maintain its books, records, resolutions and agreements as official records.

(n) Each SPE Entity will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any affiliate of such SPE Entity or any constituent party of such SPE Entity), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its affiliates as a division or part of the other, shall maintain and utilize separate stationery (or use its manager’s stationary, which if used, shall clearly identify manager as a separate entity), invoices and checks bearing its own name and shall allocate fairly and reasonably any overhead for shared office space (if such SPE Entity has shared office space).

(o) Each SPE Entity will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(p) No SPE Entity nor any constituent party will seek or effect the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of any Transfer Restricted Party.

(q) No SPE Entity will commingle its funds and other assets with those of any affiliate or constituent party or any other Person, and each SPE Entity will hold all of its assets in its own name.

(r) Each SPE Entity has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate or constituent party or any other Person.

(s) Except pursuant to the Loan Documents, the Senior Mezzanine Loan Documents and Junior A Mezzanine Loan Documents, as applicable, no SPE Entity will guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

(t) (i) Borrower GP and Common GP, and, if Borrower or any Mezzanine Guarantor is a limited partnership or a limited liability company (other than a single member limited liability company), each general partner or managing member (each, along with Borrower GP and Common GP, an “SPC Party”) shall be a limited liability company or corporation whose sole assets are its interest in any SPE Entity and each such SPC Party will at all times comply (excluding Borrower GP’s and Common GP’s compliance with Section 3.1.24(a)(i) and (ii) and (b)(i) and (ii) above), and will cause such SPE Entity to comply, with each of the representations, warranties, and covenants contained in this Section 3.1.24 as if such representation, warranty or covenant was made directly by such SPC Party (excluding Borrower GP’s and Common GP’s compliance with Section 3.1.24(a)(i) and (ii) and (b)(i) and (ii) above). Upon the withdrawal or the disassociation of an SPC Party from the applicable SPE Entity, such SPE Entity shall immediately appoint a new SPC Party whose articles of organization or incorporation, as applicable, are substantially similar to those of such SPC Party and deliver to Lender a new non-consolidation opinion with respect to the new SPC Party and its equity owners.

(ii) If Borrower or any Mezzanine Guarantor is a single member limited liability company, such SPE Entity shall have at least two (2) springing members, one of which, upon the dissolution of such sole member or the withdrawal or the disassociation of the sole member from such SPE Entity, shall immediately become the sole member of such SPE Entity, and the other of which shall become the sole member of such SPE Entity if the first such springing member no longer is available to serve as such sole member.

(u) Borrower Parties shall at all times cause each SPC Party to have at least two duly appointed members of the board of directors or independent managers, as applicable, reasonably satisfactory to Lender who are provided by a company that provides professional independent directors (each, an “Independent Director”). Each Independent Director shall not have been at the time of such individual’s appointment or at any time while serving as a director of such SPC Party, and may not have been at any time during the preceding five years (i) a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of such SPC Party, Borrower Party or any affiliate of any of them, (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with such SPC Party, Borrower Party or any affiliate of any of them (other than with respect to his or her services as an Independent Director of any SPC Party), (iii) a Person or other entity controlling or under common control with any such stockholder, partner, customer, supplier or other Person, or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

(v) Borrower Parties shall not cause or permit the board of directors, partners or members, as applicable, of any SPC Party to take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock or under any organizational document of SPC Party, requires a vote of the board of directors, partners, or members, as applicable, of each SPC Party unless at the time of such action there shall be at least two members who are each an Independent Director.

(w) Each SPE Entity shall conduct its business so that the assumptions made with respect to each SPE Entity in the Insolvency Opinions shall be true and correct in all material respects. In connection with the foregoing, Borrower Parties hereby covenant and agree that they will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding the Borrower Parties or any other Person) set forth in the Insolvency Opinion, (ii) all the representations, warranties and covenants in this Section 3.1.24, and (iii) all the organizational documents of each SPE Entity and any SPC Party.

(x) No SPE Entity will permit any affiliate or constituent party independent access to its bank accounts, except as provided in the Approved Management Agreement.

(y) Each SPE Entity shall pay the salaries of its own employees (if any) from its own funds and maintain a sufficient number of employees (if any) in light of its contemplated business operations.

(z) Each SPE Entity shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred.

(aa) No SPE Entity will pledge its assets for the benefit of any other Person, except as provided under the Senior Loan Documents, the Loan Documents, the Senior Mezzanine Loan Documents and the Junior A Mezzanine Loan Documents.

(bb) Borrower shall not form, acquire, or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity.

3.1.25 Tax Filings. To the extent required, each Borrower Party has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower Parties. Borrower Parties believe that their respective tax returns (if any) properly reflect the income and taxes of such Borrower Party, respectively, for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.26 Solvency. Borrower Parties and each applicable Loan Party and Transfer Restricted Party (a) has not entered into the Transaction or any Loan Document, Senior Mezzanine Loan Document, Junior A Mezzanine Loan Document or Senior Loan Document (as applicable) with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its respective obligations under the Loan Documents, the Senior Mezzanine Loan Documents, the Junior A Mezzanine Loan Documents or Senior Loan Documents (as applicable). Giving effect to the Loan, the Senior Mezzanine Loan, the Junior A Mezzanine Loan and the Senior Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, the Senior Mezzanine Loan, the Junior A Mezzanine Loan and the Senior Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Each Borrower Party’s and each Loan Party’s and Transfer Restricted Party’s respective assets do not and, immediately following the making of the Loan, the Senior Mezzanine Loan, the Junior A Mezzanine Loan and the Senior Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Each Borrower Party and each Loan Party and Transfer Restricted Party do not intend to, and do not believe that they will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond their ability to pay such Indebtedness (if and when so required) and liabilities as they mature (taking into account the timing and amounts of cash to be received by each such Person and the amounts to be payable on or in respect of obligations of such Person).

3.1.27 Federal Reserve Regulations. No part of the proceeds of the Loan, the Senior Mezzanine Loan, the Junior A Mezzanine Loan or the Senior Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.28 Organizational Chart. The organizational chart attached as Schedule I hereto, relating to Borrower and certain affiliates and other parties, is true, complete and correct on and as of the date hereof.

3.1.29 Bank Holding Company. Neither any Borrower Party nor any Loan Party or Transfer Restricted Party is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as Modified, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.30 No Other Debt. No SPE Entity has borrowed or received debt financing (other than permitted pursuant to this Agreement, the Senior Loan Documents, the Senior Mezzanine Loan Document or the Junior A Mezzanine Loan Documents) that has not been heretofore repaid in full.

3.1.31 Investment Company Act. Neither any Borrower Party nor any Loan Party or Transfer Restricted Party is (1) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as Modified; (2) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as Modified; or (3) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.32 Access/Utilities. All public utilities necessary to the continued use and enjoyment of the Property as presently used and enjoyed are located in the public right-of-way abutting the Property. All roads necessary for the full utilization of the Property for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities or are the subject of access easements for the benefit of the Property.

3.1.33 No Bankruptcy Filing. Neither any Borrower Party nor any Loan Party or Transfer Restricted Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and neither Borrower Party has any knowledge of any Person contemplating the filing of any such petition against it.

3.1.34 Full and Accurate Disclosure. To Borrower’s Knowledge, no information contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of Borrower Parties pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact or circumstance presently known to either Borrower Party which has not been disclosed to Lender and which materially adversely affects, or is reasonably likely to materially adversely affect, the Property, the Borrower Parties or their business, operations or condition (financial or otherwise).

3.1.35 Foreign Person. Neither Borrower Party is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.36 Intentionally Omitted.

3.1.37 No Change in Facts or Circumstances Disclosure. To Borrower’s Knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan, the Senior Mezzanine Loan, the Junior A Mezzanine Loan and the Senior Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the business operations or the financial condition of either Borrower Party or the Property.

3.1.38 Approved Management Agreement. All of the representations and warranties with respect to the Approved Management Agreement set forth in Section 4.1.11 of this Agreement are true and correct in all respects.

3.1.39 Perfection of Accounts. Borrower Parties hereby represent and warrant to Lender that:

(a) This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the UCC) in the Accounts (as defined in the Mezzanine Cash Management Agreement) in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from either Borrower Party. Other than in connection with the Loan Documents and except for Permitted Encumbrances and Permitted Debt, neither Borrower Party has sold or otherwise conveyed the Accounts;

(b) The Accounts constitute “deposit accounts” or “securities accounts” within the meaning of the UCC, as set forth in the Mezzanine Cash Management Agreement;

(c) Pursuant and subject to the terms hereof, Agent has agreed to comply with all instructions originated by Lender, without further consent by either Borrower Party, directing disposition of the Accounts and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d) The Accounts are not in the name of any Person other than the Borrower Parties, as pledgors, or Lender, as pledgee. Neither Borrower Party has consented to Agent’s complying with instructions with respect to the Accounts from any Person other than Lender.

3.1.40 Borrower Entity/Separateness. Borrower Parties hereby represent with respect to the Existing Thomas Entities, from the date of formation of each such Existing Thomas Entity to the date of this Agreement, that each Existing Thomas Entity has complied at all times with Section 3.1.24(a) through (cc) (excluding the Thomas Majority Partner’s and the Minority Borrower Partner’s compliance with Sections 3.1.24(a)(i) and (ii) and (b)(i) and (ii)), as if such provisions applied to each such Existing Thomas Entities.

3.1.41 Owner Entity/Trailing Liabilities. Except for the litigation between Borrower and Deutsche Bank Trust Company Americas which is concurrently herewith being jointly dismissed with prejudice, (a) No Existing Thomas Entity is now a party to any lawsuit, arbitration or adversarial legal proceeding except (i) lawsuits, arbitrations or legal proceedings which have been dismissed with prejudice (and for which the time period for any and all appeals has expired), (ii) lawsuits, arbitrations or legal proceedings which have been paid or satisfied in full, (iii) lawsuits, arbitrations or legal proceedings for which such Existing Thomas Entity’s liability is fully covered by such Existing Thomas Entity’s insurance, or (iv) bankruptcy proceedings in which such Existing Thomas Entity is or was a creditor or proceedings in which such Existing Thomas Entity is or was a plaintiff (provided no counterclaims or crossclaims have been asserted against such Existing Thomas Entity).

(b) No judgments or liens of any nature are filed against or imposed upon any Existing Thomas Entities or any of its property or assets, except for tax liens with respect to taxes that are not yet due and payable and liens disclosed in the Title Policy.

(c) Each Existing Thomas Entity is in compliance in all material respects with all laws, regulations, and orders applicable to such Existing Thomas Entity and has received all permits necessary for such Existing Thomas Entity to operate.

(d) No Existing Thomas Entity is involved in any dispute with any taxing authority other than normal appeals relating to (i) valuation for ad valorem tax purposes and (ii) calculations of sales tax on utility consumption.

(e) No Existing Thomas Entity has any material contingent or actual obligations not related to the Property, except for contributions owed to Borrower under Borrower’s limited partnership agreement and obligations owed by Thomas Majority Partner under the Conrail Payment Agreement to the extent such obligations under the Conrail Payment Agreement are fully subordinate to the Debt, the Senior Mezzanine Loan and the Junior A Mezzanine Loan.

(f) Each Existing Thomas Entity is and, since its formation has been duly formed, validly existing, and in good standing under the laws of the State of its formation as set forth on the Organizational Chart.

(g) No Existing Thomas Entity is delinquent in the payment of any U.S. Taxes.

3.1.42 No Default. No Default or Event of Default will exist immediately following the making of the Loan.

3.1.43 Environmental Matters. Except as disclosed in the Environmental Reports or on Schedule 3.1.43:

(a) To Borrower’s Knowledge, the Property is in compliance with all material Environmental Laws applicable to the Property (which compliance includes, but is not limited to, the possession of, and compliance with, all material environmental, health and safety permits, approvals, licenses, registrations and other governmental authorizations required in connection with the ownership and operation of the Property under all Environmental Laws).

(b) There is no Environmental Claim pending or, to Borrower’s Knowledge, threatened, with respect to the Property.

(c) To Borrower’s Knowledge, there have not been and there are no past, present or threatened Releases of any Hazardous Substance (other than De Minimis Releases) from or at the Property that are reasonably likely to form the basis of any Environmental Claim, and, to Borrower’s Knowledge, there is no threat of any Release of any Hazardous Substance migrating to the Property in violation of any Environmental Law.

(d) Without limiting the generality of the foregoing, to Borrower’s Knowledge there is not present at, on, in or under the Property, any Hazardous Substances, PCB-containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for any Hazardous Substance, lead in drinking water (except in concentrations that comply with all Environmental Laws), or lead-based paint that are in violation of any Environmental Law.

(e) To Borrower’s Knowledge, no Governmental Authority has taken any action to subject the Property to Liens under any Environmental Law.

(f) There have been no material environmental investigations, studies, audits, reviews or other analyses conducted by, or that are in the possession of, either Borrower Party in relation to the Property which have not been made available to Lender.

(g) Neither Borrower Party has received written notice of any judicial proceeding or governmental or administrative action pending or threatened, under any Environmental Law to which either Borrower Party is named as a party, nor, to Borrower’s Knowledge, are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to either Borrower Party or, to Borrower’s Knowledge, the Property.

(h) Neither Borrower Party has contractually assumed any liability of any Person under any Environmental Law, other than ordinary-course indemnities contained in standard service contracts with respect to services performed in connection with the Property and in Leases executed in accordance with this Agreement.

3.1.44 Prescribed Laws.

(a) Neither Borrower Party or, to Borrower’s Knowledge, their respective constituents or Affiliates is in violation of any Prescribed Laws including Executive Order.

(b) Neither Borrower Party or, to Borrower’s Knowledge, any of their respective constituents or Affiliates, or to Borrower’s Knowledge any of their brokers or other agents acting or benefiting in any capacity in connection with the Loan, the Senior Mezzanine Loan, the Junior A Mezzanine Loan or Senior Loan is any of the following:

(i) a person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person or entity with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any Prescribed Law;

(iv) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(c) Neither Borrower Party or, to Borrower’s Knowledge, any of their respective Affiliates or constituents, or to Borrower’s Knowledge any of their brokers or other agents acting in any capacity in connection with the Loan, the Senior Mezzanine Loan, the Junior A Mezzanine Loan or the Senior Loan (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Prescribed Law.

(d) Notwithstanding anything herein to the contrary (including Section 10.1(a)(ii) hereof), if any of the representations and warranties made by the Borrower Parties in this Section 3.1.44 are false or misleading, then such false or misleading representations and warranties shall not constitute a Default or Event of Default hereunder unless such false or misleading representations and warranties result in a claim of any Governmental Authority against Lender.

Section 3.2 Survival of Representations.

The representations and warranties set forth in Section 3.1 shall survive, and any covenants contained in Section 3.1 shall continue, for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents.

IV.	BORROWER PARTIES’ COVENANTS

Section 4.1 Affirmative Covenants.

Each of the Borrower Parties, collectively and severally, hereby covenants and agrees with Lender that:

4.1.1 Existence. Borrower Parties shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its existence and that of each of the Loan Parties and Transfer Restricted Parties as a limited partnership, limited liability company, or corporation (as applicable); and (b) all rights, licenses, Permits, franchises and other agreements necessary for the continued use and operation of such Persons’ respective businesses. Borrower Parties shall deliver to Lender a copy of each amendment or other Modification to any of their or any Loan Party’s or Transfer Restricted Party’s organizational documents promptly after the execution thereof (but no such Modifications shall be permitted except as provided in Section 4.2.11.

4.1.2 Maintenance of Property; Compliance with Legal Requirement. Borrower will keep the Property in reasonably good working order and repair, reasonable wear and tear and, subject to the terms of Section 4.1.16, Casualty, excepted. Borrower shall comply with, and shall cause the Property to comply with, and cause the Property to be operated, maintained, repaired and improved in compliance with, all Legal Requirements and Insurance Requirements.

4.1.3 Impositions and Other Claims. (a) Each Borrower Party shall pay and discharge all Taxes and Other Charges levied upon it, its income and its assets as and when such Taxes and Other Charges are due and payable, as well as all lawful claims against the Property for labor, materials, supplies or otherwise. After prior notice to Lender, each Borrower Party, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) each Borrower Party shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; and (vi) with respect to any contest relating to the Property, Borrower shall have deposited with Senior Lender cash, or other security as may be approved by Senior Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon.

(b) Each Borrower Party shall file all federal, state and local tax returns and other reports that it is required by law to file. In the event of the enactment after this date of any law or regulation applicable to Lender, the Note, the Property, the Collateral or the Pledge Agreements deducting from the value of property for the purpose of taxation any lien or security interest thereon, or imposing upon Lender the payment of the whole or any portion of the taxes or assessments or charges or liens herein required to be paid by either Borrower Party, or changing in any way the laws or regulations relating to the taxation of pledged or security agreements or debts secured by pledges or security agreements or the interest of the pledgee or secured party in the property covered thereby, or the manner of collection of such taxes, so as to affect the Pledge Agreements, the Debt or Lender, then each Borrower Party, upon demand by Lender, shall pay, or cause to be paid, such taxes, assessments, charges or liens, or reimburse Lender for any amounts paid by Lender, within 10 Business Days after written notice; provided that if in the opinion of Lender’s counsel it might be unlawful to require either Borrower Party to make such payment or the making of such payment might result in the imposition of interest beyond the maximum amount permitted by applicable law, Lender may elect to declare all of the Debt to be due and payable at par, without penalties or premiums, 90 days from the giving of written notice by Lender to Borrower.

4.1.4 Access to Property. Borrower Parties shall permit agents, representatives and employees of Lender to inspect the Property or any portion thereof, and/or the books and records of Borrower Parties (and copy or audit such books and records), at such reasonable times

(subject to Tenant’s applicable rights under their respective Leases) as may be requested by Lender upon reasonable advance written notice.

4.1.5 Notice of Default. Borrower Parties shall give Lender prompt notice (containing reasonable detail) of the occurrence to Borrower’s Knowledge (or the knowledge of the successors to the positions held by the individuals listed in the definition of “Borrower’s Knowledge”) of (a) any monetary default, any default for which Borrower has received notice from the Senior Lender, the Senior Mezzanine Lender or the Junior A Mezzanine Lender or any “Event of Default” under and as defined in each of the Senior Loan Agreement, the Senior Mezzanine Loan Agreement and the Junior A Mezzanine Loan Agreement, (b) any material Default or Event of Default; (c) any material and adverse change in the financial condition of either Borrower Party, any Loan Party (other than James A. Thomas and Sponsor Guarantor), any Transfer Restricted Party (other than James A. Thomas and Sponsor Guarantor), or the Property or the physical condition of the Property, which, as reasonably determined by Borrower, is likely to have a Material Adverse Effect, (d) the termination or cancellation of any Major Lease, and (e) the termination or cancellation of terrorism or other insurance required by this Agreement.

4.1.6 Litigation. Borrower Parties shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against either Borrower Party, any Loan Party, any Transfer Restricted Party, or the Property which, if adversely determined, would have a Material Adverse Effect or result in an Event of Default.

4.1.7 Cooperate in Legal Proceedings. Except with respect to any claim by Borrower Parties against Lender or any claim by Lender against Borrower Parties, Borrower Parties shall reasonably cooperate, and shall cause each Loan Party or Transfer Restricted Party to cooperate, fully with Lender with respect to any proceedings before any Governmental Authority which may be reasonably expected to materially adversely affect the rights of Lender hereunder or under any of the Loan Documents and, in connection therewith, Lender may, at its election (and at its sole cost and expense, unless Borrower Parties are obligated to indemnify Lender in respect of such claim pursuant to this Loan Agreement, including Section 4.1.18 hereof, or any of the other Loan Documents), participate or designate a representative to participate in any such proceedings.

4.1.8 Leases.

(a) Borrower shall furnish Lender with executed copies of all Leases hereafter entered into. All new Leases and renewals or Modifications of Leases shall be entered into on an arms-length basis, at market rates for similar properties, and shall contain terms and conditions that are commercially reasonable.

(b) All new Leases which are Major Leases, and all terminations, renewals and material Modifications of Major Leases, and any surrender of rights under any Major Lease shall be subject to the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; provided however that Borrower may, without Lender’s consent (x) enter into Modifications and terminations of existing Leases that are not Major

Leases; and (y) subject to Section 4.1.8(c) below, enter into new Leases that are not Major Leases.

(c) All new Leases executed after the date hereof which are not Major Leases shall be substantially in the form of Exhibit B attached hereto (the “Form Lease”); provided that the Form Lease may be Modified by Borrower to the extent such Modifications are negotiated on an arms-length basis and reflect commercially reasonable market terms, as reasonably determined by Borrower. All Leases that are not Major Leases which provide for tenant improvements, tenant allowances and leasing commissions, in the aggregate in excess of $50.00 per rentable square foot, are subject to Lender’s prior approval, such approval not to be unreasonably withheld, conditioned or delayed. Moreover, it shall be reasonable for Lender to withhold its approval of any Lease which provides for in excess of $50.00 per rentable square foot for tenant improvements, tenant allowances and leasing commissions in the aggregate unless Borrower provides Lender evidence that it has the financial liability (e.g., adequate funds on deposit with Lender which are available for the payment of same) to fund such excess before such amounts are disbursed out of the various Reserve Funds.

(d) Borrower shall (i) deliver to each new Tenant a Tenant Notice upon execution of such Tenant’s Lease, and promptly thereafter deliver to Lender a copy thereof; (ii) observe and perform all the material obligations imposed upon the lessor under the Leases; (iii) to the extent commercially reasonable, enforce all of the material terms, covenants and conditions contained in the Leases on the part of the lessee thereunder to be observed or performed, short of termination thereof, provided that Borrower may terminate any Lease that is not a Major Lease following a material default thereunder by the respective Tenant; (iv) not seek to collect any of the rents thereunder more than one month in advance; (v) not execute any assignment of lessor’s interest in the Leases or associated rents other than the Assignment of Rents and Leases; and (vi) not cancel or terminate any Major Lease or guarantee of any of the Major Leases except as set forth in Section 4.1.8(b) above.

(e) Notwithstanding anything to the contrary contained in this Section 4.1.8:

(i) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.1.8, Borrower shall have the right to submit a term sheet for any Lease or any Modification thereof to Lender for Lender’s approval, such approval not to be unreasonably withheld, delayed or conditioned. Any such term sheet submitted to Lender shall set forth all material terms of the proposed Lease (or Modification thereof) including, without limitation, identity of tenant, square footage, term, rent, rent credits, abatements, work allowances and tenant improvements to be constructed by Borrower (and shall be accompanied by copies of all written materials obtained by Borrower in connection with their evaluation of the creditworthiness of the proposed Tenant) and shall include a request containing a legend in bold letters stating that Lender’s failure to respond within ten (10) Business Days shall be deemed consent or approval of the term sheet. Lender shall respond within ten (10) Business Days after Lender’s receipt of Borrower’s written request for approval or consent of such term sheet. If Lender fails to respond to such request within ten (10) Business Days, Lender shall be deemed to have approved or consented to such term sheet. Approval of the term sheet in accordance with this subsection (i) does not constitute approval of the Lease itself and such approval of the Lease, if such Lease is required to be approved under this Section 4.1.8, must be obtained in accordance with subsection (iii) hereof;

(ii) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.1.8 for any matter that Lender has not previously approved a term sheet pursuant to Section 4.1.8(e)(i) above, Lender shall respond within ten (10) Business Days after Lender’s receipt of Borrower’s written request for such approval or consent which contains a legend in bold letters stating that Lender’s failure to respond within ten (10) Business Days shall be deemed consent or approval. If Lender fails to respond to such request within ten (10) Business Days, Lender shall have been deemed to have approved or consented to the matter for which Lender’s consent or approval was sought. Such request for approval shall be accompanied by a copy of the proposed lease, a summary of the material economic terms thereof and any termination and other material options contained therein, and copies of all written materials obtained by Borrower in connection with their evaluation of the creditworthiness of the proposed Tenant or, with respect to a proposed termination, a description of the reason therefore;

(iii) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.1.8 for any matter that Lender has previously approved a term sheet pursuant to Section 4.1.8(e)(i) above, Lender shall respond within ten (10) Business Days after Lender’s receipt of Borrower’s written request for such approval or consent containing a legend in bold letters stating that Lender’s failure to respond within ten (10) Business Days shall be deemed consent or approval. If Lender fails to respond to such request within ten (10) Business Days, Lender shall be deemed to have approved or consented to the matter for which Lender’s consent or approval was sought. The ten (10) Business Day periods contained in this subsection (iii) shall be reduced to three (3) Business Days if the matter involves (aa) a new Major Lease or an amended and restated Major Lease, (bb) a term sheet has been approved by Lender, (cc) a blacklined copy of the new document against the Form Lease, and (dd) an Officer’s Certificate is delivered to Lender, in each case, indicating that the new document’s only differences with the Form Lease are as reflected in the approved term sheet, are those which do not materially adversely affect the Property, Borrower or Lender, or are those which Lender has otherwise approved, which approval shall be reasonable so long as there is no Event of Default; and

(iv) in the event that Lender shall have approved (or be deemed to have approved) a term sheet submitted by Borrower with respect to a certain Lease, Lender shall not withhold its approval or consent with respect to such Lease on the basis of any provisions of such Lease dealing with the items contained in the approved term sheet.

4.1.9 Plan Assets, etc.

(a) The Borrower Parties shall do all things necessary to ensure that they are not deemed to hold Plan Assets at any time.

(b) The Borrower shall notify Lender, promptly, and in any event within ten Business Days after receipt thereof by either Borrower Party or any ERISA Affiliate of either

Borrower Party from a Multiemployer Plan sponsor, a copy of each notice received by either Borrower Party or any ERISA Affiliate of either Borrower Party concerning (A) the imposition of Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, and (D) the amount of liability incurred, or which may be incurred, by either Borrower Party, or any ERISA Affiliate of either in connection with any event described in clause (A), (B) or (C) above.

4.1.10 Further Assurances. Borrower Parties shall, and shall cause the Junior B Mezzanine Parties to, at such Person’s sole cost and expense, from time to time as reasonably requested by Lender, execute, acknowledge, record, register, file and/or deliver to Lender such other instruments, agreements, certificates and documents (including UCC financing statements and amended or replacement mortgages) as Lender may reasonably request to evidence, confirm, perfect and maintain the Liens securing or intended to secure the obligations of Borrower under the Loan Documents or to facilitate a replacement of the Agent pursuant to the Mezzanine Cash Management Agreement if reasonably requested by Lender, and do and execute all such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents as Lender shall reasonably request from time to time. Each Borrower Party hereby authorizes and appoints Lender as its attorney-in-fact during the continuance of an Event of Default to execute, acknowledge, record, register and/or file such instruments, agreements, certificates and documents, and to do and execute such acts, conveyances and assurances, should either Borrower Party fail to do so itself in violation of this Agreement following written request from Lender, in each case without the signature of either Borrower Party. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Agreement. Each Borrower Party hereby ratifies all actions that such attorney shall lawfully take or cause to be taken in accordance with this Section 4.1.10; provided, however, Lender agrees not to exercise such power under this Section 4.1.10 in any manner so as to contravene the provisions set forth in Section 11.22 hereof or in the Guaranties regarding exculpation and recourse.

4.1.11	Management of Collateral.

(a) The Property shall be managed at all times by an Approved Property Manager pursuant to an Approved Management Agreement. Pursuant to the Subordination of Property Management Agreement or Agreements, each Approved Property Manager shall agree that its Approved Management Agreement is subject and subordinate to the Debt. Without the prior written consent of the Lender in its sole and absolute discretion, Borrower shall not appoint a successor to the Approved Property Manager to manage the Property. Any successor manager of the Property permitted hereunder shall execute a Subordination of Property Management Agreement for Lender’s benefit.

(b) Borrower shall cause each Approved Property Manager (including any successor Approved Property Manager permitted hereunder) at all times while the Loan is outstanding to maintain worker’s compensation insurance as required by Governmental Authorities.

(c) Borrower shall notify Lender in writing of any “Event of Default” (or similar term) under and as defined in the Approved Management Agreement of which Borrower has actual knowledge. Lender shall have the right, after reasonable notice to Borrower and in accordance with the Subordination of Management Agreement to cure such Events of Default of Borrower under the Approved Management Agreement. Any reasonable actual out-of-pocket expenses incurred by Lender to cure any such Event of Default shall constitute a part of the Debt and shall be due from Borrower within ten Business Days after written demand therefor.

(d) Lender shall have the right to require Borrower to replace the Approved Property Manager with a Person which is not an Affiliate of Borrower and is approved by Lender in its sole good faith discretion upon the occurrence of any one or more of the following events: (i) at any time following the occurrence of an Event of Default and acceleration of the Loan, the Senior Loan, the Senior Mezzanine Loan or the Junior A Mezzanine Loan, (ii) if Approved Property Manager shall be in default under the Approved Management Agreement beyond any applicable notice and cure periods or (iii) at any time due to the Approved Property Manager’s fraud or willful misconduct.

(e) Neither Borrower Party shall consent to or otherwise permit any Modification to the terms of the Approved Management Agreement (including, without limitation, any increase in the fee payable to the Approved Property Manager thereunder) without having first obtained the prior written approval of Lender with respect thereto.

4.1.12 Financial Reporting.

(a) Each Borrower Party shall keep and maintain proper and accurate books and records, in accordance with GAAP, reflecting the financial affairs of such Borrower Party. Lender shall have the right from time to time during normal business hours upon reasonable written notice (but not more than twice per year when there is no occurrence and continuance of an Event of Default) to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire.

(b) Each Borrower Party shall furnish Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of its annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender prepared in accordance with GAAP covering the Property, including statements of income and expense and cash flow for each Borrower Party and the Property and a balance sheet for each Borrower Party. Each Borrower Party’s annual financial statements shall be accompanied by an Officer’s Certificate stating that such annual financial statement presents fairly the financial condition and the results of operations of each Borrower Party and the Property. Together with each Borrower Party’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether to Borrower’s Knowledge there exists an event or circumstance which constitutes a Default or Event of Default by either Borrower Party under the Loan Documents, the Senior Mezzanine Loan Documents, the Junior A Mezzanine Loan Documents or the Senior Loan Documents (as applicable), and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. In addition, Borrower shall provide Lender with the annual financial statements of Senior Mezzanine Guarantor, Junior A Mezzanine Guarantor and the other Guarantors, each accompanied by an Officer’s Certificate certifying that each such financial statement is true, correct and complete in all respects.

(c) Borrower will furnish Lender on or before the forty-fifth (45th) day after the end of each fiscal quarter (based on Borrower’s Fiscal Year), the following items, accompanied by an Officer’s Certificate, certifying that such items are true, correct, accurate and complete and fairly present the financial condition and results of the operations of the Borrower Parties and the Property in accordance with GAAP as applicable:

(i) a comparative balance sheet for Borrower, illustrating the current quarter-end position and the position at the beginning of Borrower’s fiscal year;

(ii) an income statement illustrating the most current month of operations and the fiscal year-to-date operations for Borrower;

(iii) a cash flow statement indicating the fiscal year-to-date cash flow of Borrower;

(iv) a comparison of the budgeted income and expenses and the actual income and expenses for such month and year to date for the Property, together with a detailed explanation of any variances of more than the greater of five percent (5%) or $10,000.00 between budgeted and actual year-to-date amounts;

(v) a comparison of the actual income and expenses for the current year to date and the actual income and expenses for the comparable period of the previous year for the Property;

(vi) a current rent roll for the Property; and

(vii) an aged accounts receivable report for payments due from Tenants at the Property.

(d) Borrower will furnish Lender on or before the twenty-fifth (25th) day after the end of each calendar month, the following items, accompanied by an Officer’s Certificate, certifying that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of each Borrower Party and the Property in a manner consistent with GAAP, as applicable:

(i) monthly and year-to-date statements of income and expense and cash flow prepared for such month with respect to the Property;

(ii) a current rent roll for the Property; and

(iii) any notice received from a Tenant threatening non-payment of Rent or other default, alleging or acknowledging a default by landlord.

(e) Borrower shall submit the Annual Budget to Lender at the time and in the manner set forth in Section 4.1.17 hereof.

(f) In the event that Borrower incurs an Extraordinary Expense, then Borrower shall promptly deliver to Lender a reasonably detailed explanation of: (i) the amount of such Extraordinary Expense, (ii) the circumstances that necessitated the incurrence of such Extraordinary Expense and (iii) such other information that Lender reasonably requests in connection therewith.

(g) Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of the Borrower Parties as may be reasonably requested by Lender.

4.1.13 Intentionally Omitted.

4.1.14 Intentionally Omitted.

4.1.15 Insurance.

(a) Borrower shall obtain and maintain with respect to the Property the policies of insurance set forth in Section 5.1.1 of the Senior Loan Agreement. Without Lender’s prior written consent in its sole and absolute discretion, such insurance shall be maintained regardless of whether (i) the Senior Loan is defeased in whole or in part or prepaid in full, (ii) the Senior Mezzanine Loan is prepaid in full, or (iii) the Junior A Mezzanine Loan is prepaid in full. Junior B Mezzanine Guarantor shall also obtain and maintain, at all times, for the mutual benefit of Senior Junior B Mezzanine Guarantor and Lender, the insurance set forth in Section 5.1.l(a)(ii) of the Senior Loan Agreement and such other insurance as may from time to time be reasonably requested by Lender.

(b) All policies of insurance (the “Policies”) required pursuant to subsection Section 4.1.15(a) above shall conform to the requirements of the Senior Loan Documents.

(c) Borrower Parties shall pay the premiums for all Policies as the same become due and payable if and to the extent such premiums are not reserved with Senior Lender or Lender in accordance with the Senior Cash Management Agreements or Mezzanine Cash Management Agreement. Copies of such Policies, certified as true and correct by the applicable Borrower Party, or certificates thereof (on ACORD Form 27 where available), shall be delivered to Lender promptly upon request. Not later than 10 days prior to the expiration date of each Policy, the applicable Borrower Party shall deliver to Lender evidence, reasonably satisfactory to Lender, of its renewal or replacement of such Policy. In addition, following any Casualty that results, or is expected to result, in the receipt of Property Net Proceeds in excess of $5,000,000, Borrower Parties shall, upon request from Lender, promptly deliver to Lender copies of all Policies.

4.1.16 Casualty and Condemnation. Borrower shall provide prompt notice to Lender of any Casualty or Condemnation. In the event any Casualty or Condemnation in respect of which the Senior Lender applies Property Net Proceeds toward the prepayment of the Senior

Loan, the Senior Mezzanine Lender applies Property Net Proceeds toward the prepayment of the Senior Mezzanine Loan or the Junior A Mezzanine Lender applies Property Net Proceeds toward the prepayment of the Junior A Mezzanine Loan, all excess Property Net Proceeds remaining after the Senior Loan, the Senior Mezzanine Loan and the Junior A Mezzanine Loan have each been repaid in full shall be applied toward prepayment of the Loan (without payment of any prepayment penalty or charge) as provided in Section 2.3.l. In the event the Senior Loan is defeased in whole or in part or prepaid in full, the Senior Mezzanine Loan is prepaid in full and the Junior A Mezzanine Loan is prepaid in full, the provisions of Section 5.3 of the Senior Loan Agreement as in effect on the date hereof shall apply herein and Borrower shall have the same obligations to Lender and Lender shall have the same rights, including but not limited to, with respect to Property Net Proceeds, claims adjustments and the restoration of the Property, as provided therein to Senior Lender.

4.1.17 Annual Budget. Borrower has previously delivered to Lender the Annual Budget for the Property for the 2003 Fiscal Year. At least 30 days prior to the commencement of each subsequent Fiscal Year during the term of the Loan, Borrower shall deliver to Lender an Annual Budget for the Property for the ensuing Fiscal Year and, promptly after preparation thereof, any subsequent revisions to the Annual Budget. Upon the occurrence and during the continuance of an Event of Default, in the event Lender reasonably determines that (i) actual Capital Expenditures or actual Operating Expenses for any relevant period covered by the existing Approved Budget are likely to be less than the amount budgeted therein or (ii) certain Operating Expenses need to be adjusted to normalize such Operating Expenses, Lender may require Borrower to Modify the Annual Budget accordingly. Each Annual Budget and any Modifications thereto (including Modifications to reflect Unanticipated Expenses) shall be subject to Lender’s written approval (the Annual Budget and Modifications thereto, as so approved, the “Approved Budget”); provided, however, that (1) in the absence of Lender’s request for Modification as provided above during an Event of Default, Borrower shall not Modify any Annual Budget more than once in any 30-day period, and (2) so long as no Event of Default is continuing, the consent of Lender to any such Annual Budget and any such Modifications shall not be unreasonably withheld or delayed. Lender shall respond within ten (10) Business Days after Lender’s receipt of Borrower’s written request for approval of any Annual Budget and within five (5) Business Days after Lender’s receipt of Borrower’s written request for any proposed Modification thereof. The written request to be delivered by Borrower as set forth in the immediately prior sentence, shall consist of a letter containing a legend in bold letters stating that Lender’s failure to respond within said ten (10) or five (5) Business Days, as applicable, shall be deemed consent or approval. Lender shall be deemed to have approved or consented to the Annual Budget or Modification thereto if Lender fails to respond to such written request before the expiration of such ten (10) or five (5) Business Day period, as applicable. During any period that Lender has not approved or been deemed to have approved a proposed Annual Budget submitted to Lender, the previous Approved Budget shall remain in effect, except for Non-Discretionary Items, which shall be adjusted to reflect the actual costs thereof during the relevant period.

4.1.18 General Indemnity. Each Borrower Party shall indemnify, reimburse, defend and hold harmless Lender and its officers, directors, employees, trustees and agents (collectively, the “Indemnified Parties”) for, from and against any and all Damages of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Indemnified

Parties by any third party, in any way relating to or arising out of (i) the use or intended use of the proceeds of the Loan by Borrower, (ii) the holding of the Loan by Lender (other than claims by banking regulatory authorities or shareholders of Lender arising from such holding of the Loan), (iii) any enforcement of the Loan by Lender, (iv) the administration of the Transaction or (v) the Conrail Payment Agreement (including, without limitation, Thomas Majority Partner’s obligations under the Conrail Payment Agreement), in each case to the extent resulting, directly or indirectly, from any claim (including any Environmental Claim) made (whether or not in connection with any legal action, suit, or proceeding) by or on behalf of any Person; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for its own fraud, bad faith, gross negligence or willful misconduct. The provisions of and undertakings and indemnification set forth in this Section 4.1.18 shall survive until the date three years after the satisfaction and payment in full of the Debt and termination of this Agreement (except that, as to any claim pending at such date, such provisions, undertakings and indemnification shall survive until the ultimate disposition of such claim). The Borrower Parties shall have no liability for conditions that first arise at such time as Borrower no longer has possession or control of the Property as a result of Lender’s exercise of its remedies under the Loan Documents. Any amounts the Indemnified Parties are legally entitled to receive under this Section 4.1.18 which are not paid within ten Business Days after written demand therefor by the Indemnified Parties or Lender, setting forth in reasonable detail the amount of such demand and the basis therefor, shall bear interest from the date of demand at the Interest Rate, and shall, together with such interest, be part of the Indebtedness and secured by the Pledge Agreements. In case any action, suit or proceeding is brought against the Indemnified Parties by reason of any such occurrence, the Borrower Parties shall at their expense resist and defend such action, suit or proceeding or will cause the same to be resisted and defended by counsel for the insurer of the liability or by counsel designated by Borrower Parties (unless reasonably disapproved by Lender promptly after Lender has been notified of such counsel); provided, however, that nothing herein shall compromise the right of Lender (or any Indemnified Party) to appoint its own counsel at Borrower Parties’ reasonable expense for its defense with respect to any action which in Lender’s (or an Indemnified Party’s) reasonable opinion presents a conflict or potential conflict between Lender, on the one hand, and Borrower Parties, on the other hand, that would make such separate representation advisable. Lender shall have the right to settle or compromise any action, suit or proceeding against it without Borrower Parties’ consent; provided, however, that so long as the Borrower Parties are resisting and defending such action, suit or proceeding as provided above in a prudent and commercially reasonable manner, upon such settlement or compromise, Lender and the Indemnified Parties shall not be entitled to any further indemnification or reimbursement by Borrower Parties under this Section 4.1.18 with respect to the claims so settled or compromised or any causes of action reasonably related thereto. Lender and the Indemnified Parties shall cooperate with Borrower Parties, at Borrower Parties’ reasonable cost and expense, in connection with such action. Notwithstanding the foregoing, the Borrower Parties shall not be obligated to pay for fees and disbursements of more than one set of attorneys (in addition to the Borrower Parties own attorneys) regardless of the number of Indemnified Parties. Notwithstanding anything herein to the contrary, the benefits of this Section 4.1.18 are not intended to benefit, and shall not extend to, any Person (other than a Person affiliated with Lender) purchasing from Lender the Property or any Equity Interest pledged pursuant to the Pledge Agreements that are hereafter acquired by Lender pursuant to a foreclosure action.

4.1.19 Covenants Regarding the Senior Loan. Borrower shall not Modify the Senior Loan Documents, the Senior Mezzanine Loan Documents and the Junior A Mezzanine Loan Documents without Lender’s prior written consent. Any Modification to the Senior Loan Documents, the Senior Mezzanine Loan Documents or the Junior A Mezzanine Loan Documents in violation of this Section 4.1.19 shall be ineffective as against Lender, and shall constitute an Event of Default hereunder unless Lender consents thereto in its sole discretion. Borrower shall deliver to Lender copies of any and all Modifications to the Senior Loan, the Senior Mezzanine Loan and the Junior A Mezzanine Loan within five (5) Business Days after execution thereof.

Section 4.2 Borrower Parties Negative Covenants.

Each of the Borrower Parties, collectively and severally, hereby covenants and agrees with Lender that:

4.2.1 Liens on the Property and Collateral. Borrower shall not permit or suffer the existence of any Lien on the Property, other than Permitted Encumbrances and Junior B Mezzanine Guarantor shall not permit or suffer the existence of any Lien on any of its assets, the Senior Mezzanine Guarantor’s assets or the Junior A Mezzanine Guarantor’s assets other than the Junior B Mezzanine Guarantor Permitted Encumbrances, the Senior Mezzanine Guarantor Permitted Encumbrances and the Junior A Mezzanine Guarantor Permitted Encumbrances, respectively.

4.2.2 Ownership. Junior B Mezzanine Guarantor shall not own any assets other than the Equity Interests in the Junior A Mezzanine Guarantor and the Borrower Parties shall not permit, directly or indirectly, any SPE Entity to own any assets except to the extent permitted in Section 3.1.24 above.

4.2.3 Transfer.

(a) Borrower Parties acknowledge that, in making the Loan, Lender has relied to a material extent upon the particular business reputation, expertise, creditworthiness, and individual net worth of each Borrower Party and all of the other Persons who have a direct or indirect interest in either Borrower Party and upon the continuing interest which such Persons in Borrower Parties. Except as otherwise provided in this Section 4.2.3, without the prior written consent of the Lender in its sole and absolute discretion: (i) Borrower shall not Transfer the Property; (ii) Junior B Mezzanine Guarantor shall not Transfer the Collateral or any portion thereof; and (iii) Borrower Parties shall not permit or suffer to exist any Transfer of the direct or indirect Equity Interests, at any tier, in any Transfer Restricted Party.

(b) Notwithstanding subsection (a) above, Borrower may, to the extent permitted without Senior Lender’s consent in the Senior Loan Documents, without Senior Mezzanine Lender’s consent in the Senior Mezzanine Loan Documents and without the Junior A Mezzanine Lender’s consent in the Junior A Mezzanine Loan Documents, without the consent of Lender, (i) replace or otherwise dispose of obsolete or non-useful personal property and fixtures in the ordinary course of business; and (ii) grant easements, restrictions, covenants, reservations and rights of way or Modify the reciprocal easement agreements, operating agreements, sidewalk maintenance agreements and similar agreements affecting the ownership, use and operation of the Property included in the Permitted Encumbrances. Borrower may also execute and Modify Leases as otherwise permitted in this Agreement. Borrower shall not hereafter file a declaration of condominium with respect to the Property.

(c) Notwithstanding subsection (a) above, the owners of the Junior B Mezzanine Guarantor may transfer direct and indirect Equity Interests in Junior B Mezzanine Guarantor (i) to the Sponsor Guarantor (so long as it is controlled by James A. Thomas), James A. Thomas or Thomas Properties Group LLC (so long as it is controlled by James A. Thomas), or to any entity or entities controlled by or under common control with any of the foregoing, or to any combination of the foregoing; (ii) to immediate family members of James A. Thomas, entities controlled by immediate family members of James A. Thomas, or trusts established for the immediate family members of the equity holders in the Junior B Mezzanine Guarantor for estate planning purposes, (iii) to employees of Thomas Properties Group, LLC as part of a compensation package; provided that (a) such transfer, taken together with all previous transfers to employees does not result in a change of control of Junior B Mezzanine Guarantor, and (b) such employees execute pledge agreements, in forms acceptable to each of the Lender, Senior Mezzanine Lender and Junior A Mezzanine Lender, pledging such Equity Interest to each of the Lender, the Senior Mezzanine Lender and the Junior A Mezzanine Lender, respectively, to secure the respective obligations under the Loan Documents, the Senior Mezzanine Loan Documents and the Junior A Mezzanine Loan Documents; or (iv) pursuant to a will or other testamentary disposition, provided that in each case (u) notice is provided to the Lender of such a transfer, (v) the transferee of such interests acknowledges in writing that such interests remain subject to the provisions of the Pledge Agreements, the Senior Mezzanine Lender’s pledge and security agreement and the Junior A Mezzanine Lender’s pledge and security agreement and the Junior B Mezzanine Guarantor’s guaranty executed in connection with the Loan, (w) the Senior Lender, the Senior Mezzanine Lender and the Junior A Mezzanine Lender each deliver to Lender written acknowledgment that such Transfer is permitted under the Senior Loan Documents, the Senior Mezzanine Loan Documents, and the Junior A Mezzanine Loan Documents, respectively, (x) James A. Thomas, to extent not incapacitated or dead, at all times maintains direct or indirect control of the Transfer Restricted Parties, (y) Lender receives reimbursement for all reasonable out of pocket costs and expenses of Lender in connection with the transactions contemplated by Section 4.23(c), and (z) the transferee delivers a non-consolidation opinion, if required by the Rating Agencies under the Senior Loan Agreement.

4.2.4 Debt.

(a) Borrower shall not incur, create, assume or be liable in any manner with respect to any Indebtedness other than the Debt, the Indebtedness incurred with respect to the Senior Loan, the Senior Mezzanine Loan and the Junior A Mezzanine Loan, the Permitted Debt and any Permitted Refinancing in accordance with Section 4.2.4(b). Junior B Mezzanine Guarantor shall not incur, create, assume or be liable in any manner with respect to any Indebtedness other than the Debt pursuant to its Guaranty. The Borrower Parties shall not permit any SPE Entity to incur Indebtedness except to the extent permitted in Section 3.1.24 above.

(b) Borrower shall not consent to or permit a refinancing of the Senior Loan or the Senior Mezzanine Loan unless it obtains the prior consent of Lender in its sole and absolute discretion; provided that Lender shall not withhold its consent to a refinancing of all outstanding Indebtedness under either or both the Senior Loan and Senior Mezzanine Loan if Lender determines in its good faith judgment that each of the following conditions precedent have been satisfied:

(i) No Default or Event of Default shall have occurred and be continuing;

(ii) The loan which refinances the Senior Loan (the “New Mortgage Loan”), shall satisfy each and every of the following conditions: (A) the New Mortgage Loan shall have an interest rate that is no higher than the current interest rate provided for under the Senior Loan; (B) the New Mortgage Loan shall have a principal balance that is no more than the balance of the Senior Loan on the date of the refinancing; (C) if the New Mortgage Loan provides for amortization, amortization amounts shall not be greater than that provided for under the Senior Loan; (D) the New Mortgage Loan shall have a scheduled maturity date that is no earlier than that provided for under the Senior Loan as of the Closing Date; (E) the New Mortgage Loan shall not have any provisions providing for the payment of any additional interest, fees, participating interest or other similar equity feature; (F) the New Mortgage Loan shall not have any provision in which collateral not granted for the benefit of Senior Lender or otherwise encumbered with respect to the Senior Loan as of the Closing Date is granted for the benefit of or with respect to the New Mortgage Loan; (G) the New Mortgage Loan shall not have any provision whereby the New Mortgage Loan is cross-defaulted with any other Indebtedness; (H) the New Mortgage Loan shall have reserves substantially the same as those maintained under the Senior Loan and a cash management and lockbox arrangement substantially similar to that maintained under the Senior Loan; (I) the New Mortgage Loan shall not have provisions that prohibit the prepayment of the New Mortgage Loan from and after the Permitted Prepayment Date (as defined in the Senior Loan Agreement) without the payment of a prepayment premium or penalty that is greater than the prepayment premium or penalty required under the Senior Loan Agreement; (J) the New Mortgage Loan shall contain the same exculpation clause prohibiting the new Senior Lender from obtaining any judgment against, or seeking to impose any liability on, the Borrower (with substantially the same exculpation “carve-outs”) as that set forth in the Senior Loan; (K) the New Mortgage Loan shall not have any additional events which constitute an “Event of Default” beyond those provided in the Senior Loan; and (L) the New Mortgage Loan shall not impose any greater economic burden on the Borrower or its affiliates than that provided under the Senior Loan.

(iii) The loan which refinances the Senior Mezzanine Loan (the “New Senior Mezzanine Loan”), shall satisfy each and every of the following conditions: (A) the New Senior Mezzanine Loan shall have an interest rate that is no higher than the current interest rate provided for under the Senior Mezzanine Loan; (B) the New Senior Mezzanine Loan shall have a principal balance that is no more than the balance of the Senior Mezzanine Loan on the date of the refinancing; (C) if the New Senior Mezzanine Loan provides for amortization, amortization amounts shall not be greater than that provided for under the Senior Mezzanine Loan; (D) the New Senior Mezzanine Loan shall have a scheduled maturity date that is no earlier than that provided for under the Senior Mezzanine Loan as of the Closing Date; (E) the New Senior Mezzanine Loan

shall not have any provisions providing for the payment of any additional interest, fees, participating interest or other similar equity feature; (F) the New Senior Mezzanine Loan shall not have any provision in which collateral not granted for the benefit of Senior Mezzanine Lender or otherwise encumbered with respect to the Senior Mezzanine Loan as of the Closing Date is granted for the benefit of or with respect to the New Senior Mezzanine Loan; (G) the New Senior Mezzanine Loan shall not have any provision whereby the New Senior Mezzanine Loan is cross-defaulted with any other Indebtedness; (H) the New Senior Mezzanine Loan shall have reserves substantially the same as those maintained under the Senior Mezzanine Loan and a cash management and lockbox arrangement substantially similar to that maintained under the Senior Mezzanine Loan; (I) the New Senior Mezzanine Loan shall not have provisions that prohibit the prepayment of the New Senior Mezzanine Loan from and after the Permitted Prepayment Date (as defined in the Senior Mezzanine Loan Agreement) without the payment of a prepayment premium or penalty that is greater than the prepayment premium or penalty required under the Senior Mezzanine Loan Agreement; (J) the New Senior Mezzanine Loan shall contain substantially the same exculpation clause prohibiting the new Senior Mezzanine Lender from obtaining any judgment against, or seeking to impose any liability on, the Borrower (with the same exculpation “carve-outs”) as that set forth in the Senior Mezzanine Loan; (K) the New Senior Mezzanine Loan shall not have any additional events which constitute an “Event of Default” beyond those provided in the Senior Mezzanine Loan; (L) the New Senior Mezzanine Loan shall not impose any greater economic burden on the Borrower or its affiliates than that provided under the Senior Mezzanine Loan; and (M) no “cross-default” provision shall exist in the New Senior Mezzanine Loan which would permit an acceleration of the New Senior Mezzanine Loan upon the occurrence of any Default or Event of Default under this Agreement or any other Loan Document;

(iv) the terms of the New Mortgage Loan and the New Senior Mezzanine Loan shall permit the Loan, provide the same express rights to the Lender as the Senior Loan Documents and Senior Mezzanine Loan Documents, respectively, and neither the New Mortgage Loan nor the New Senior Mezzanine Loan shall conflict with the terms of the Loan. The new Senior Lender and new Senior Mezzanine Lender shall enter into an intercreditor agreement with Lender no less favorable to Lender than the Intercreditor Agreement by and among Senior Lender and the Mezzanine Lenders of even date herewith, which intercreditor agreement shall be in all other respects acceptable to Lender in its reasonable discretion;

(v) (A) the Property may not be transferred in connection with such refinancing and (B) no direct or indirect Equity Interest at any tier in the Borrower shall be transferred in connection with such refinancing, unless otherwise permitted pursuant to Section 4.2.3 of this Agreement (provided that upon satisfaction of all the conditions set forth in this Section 4.2.4(b), the replacement Senior Mezzanine Lender may obtain pledges of the Equity Interests securing the Senior Mezzanine Loan in form and substance reasonably acceptable to Lender;

(vi) Borrower shall pay all costs and expenses of Lender incurred in connection with any such refinancing, including, without limitation, reasonable fees and expenses of Lender’s counsel;

(vii) Borrower shall execute and deliver such amendments to this Agreement and the other Loan Documents as Lender may reasonably request in connection with such New Mortgage Loan and New Senior Mezzanine Loan to accommodate the New Mortgage Loan and the New Senior Mezzanine Loan and to conform to this Agreement, and (B) any document that Lender deems appropriate for purposes of ratifying the Guaranties, Pledge Agreements or other Loan Documents);

(viii) Lender shall have received at least sixty (60) days prior written notice of such refinancing;

(ix) Lender shall have reviewed and approved all of the documents proposed to be executed or delivered in connection with the New Mortgage Loan and New Senior Mezzanine Loan, which approval shall not be unreasonably withheld or delayed;

(x) the new Senior Mezzanine Lender shall enter into a separate intercreditor agreement with Lender and Junior A Mezzanine Lender in form and substance acceptable to all parties in their good faith discretion;

(xi) Lender, at the Borrower’s sole cost and expense, shall have received all title insurance updates and endorsements as Lender may reasonably request;

(xii) The cash management system that currently exists for the Senior Loan, Senior Mezzanine Loan, the Loan and the Junior A Mezzanine Loan shall not be Modified to impose any additional burdens (financial or otherwise) on Lender and shall contain substantially the same controls and restrictions on Borrower as currently provided under the Senior Cash Management Agreement and the Mezzanine Cash Management Agreement; and

(xiii) If the new Senior Mezzanine Lender is not an affiliate of Lender, then (A) Lender shall have the right to approve the appointment of any new Agent under the Mezzanine Cash Management Agreement; (B) the cash management provisions in the Senior Mezzanine Loan Agreement and Mezzanine Cash Management Agreement shall be modified to provide Lender with reasonable rights to ensure that the Reserve Funds are applied for their intended purposes while addressing the reasonable operational needs of the Borrower Parties; and (C) following an Event of Default, all sums deposited in the Mezzanine Collection Account which would otherwise (absent such Event of Default) have been paid to Lender shall be applied to reduce the principal amount of, first, the New Senior Mezzanine Loan and, second, the Junior A Mezzanine Loan.

4.2.5 Dissolution; Merger or Consolidation. Each Borrower Party shall not, and shall not permit any Loan Party or Transfer Restricted Party to, dissolve, terminate, liquidate, merge with or consolidate into another Person.

4.2.6 Change in Business. Each Borrower Party shall not, and shall not permit any Loan Party or Transfer Restricted Party to, make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business.

4.2.7 Debt Cancellation. Each Borrower Party shall not cancel or otherwise forgive or release any material claim or Indebtedness owed to it by any Person, except for adequate consideration or in the ordinary course of its business.

4.2.8 Affiliate Transactions. Each Borrower Party shall not enter into, or be a party to, any transaction with any affiliate of a Borrower Party, except for the Approved Management Agreement and transactions which are on terms which are no less favorable to such Borrower Party than would be obtained in a comparable arm’s length transaction with an unrelated third party providing similar scope and quality of services.

4.2.9 Misapplication of Funds. Each Borrower Party shall not, and shall not permit Borrower GP to, fail to remit amounts to the Senior Deposit Account as required by Senior Cash Management Agreement and the Mezzanine Cash Management Agreement, or misappropriate any security deposit or portion thereof.

4.2.10 Place of Business. Each Borrower Party shall not, and shall not permit any Pledgor to change its chief executive office, its principal place of business or its state of formation without giving Lender prior written notice thereof and promptly providing Lender such information and replacement UCC financing statements as Lender may reasonably request in connection therewith.

4.2.11 Modifications and Waivers. Unless otherwise consented to in writing by Lender (which consent, in the absence of a continuing Event of Default, shall be exercised in Lender’s good faith judgment, and during the continuance of an Event of Default, may be withheld in Lender’s sole and absolute discretion):

(i) Neither Borrower Party shall Modify, terminate, renew, or surrender any rights or remedies under any Major Lease, or enter into any Lease, except in compliance with Section 4.1.8;

(ii) Neither Borrower Party shall, nor shall they permit any Transfer Restricted Party to, Modify or terminate its Organizational Documents; and

(iii) Borrower shall not materially Modify or enter into any Material Agreement (provided that Modifications of the Approved Management Agreement shall be permitted to the extent set forth in Section 4.1.11(e)), unless (i) the payment obligations under such Material Agreement (as entered into or Modified) are consistent with and reflected in the current Annual Budget, (ii) such Material Agreement (as entered into or Modified) can be terminated by Borrower without cause upon 60 days’ notice or less without payment of a termination fee; and (iii) such Material Agreement (or Modification thereof) is entered into on an arms-length basis, reflecting commercially reasonable market terns. Junior B Mezzanine Guarantor shall not enter into any

Mezzanine Guarantor Contracts without Lender’s prior written consent in its sole and absolute discretion.

4.2.12 ERISA.

(a) Neither Borrower Party shall maintain or contribute to, or agree to maintain or contribute to, or permit any of their respective ERISA Affiliates to maintain or contribute to or agree to maintain or contribute to, any employee benefit plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, other than with respect to any Multiemployer Plan listed on the Exception Report.

(b) Neither Borrower Party shall engage in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or substantially similar provisions under federal, state or local laws, rules or regulations or in any transaction that would cause any obligations or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement, the Pledge Agreements or any Loan Document) to be a non-exempt prohibited transaction under such provisions.

(c) Neither Borrower Party, nor any ERISA Affiliate of either Borrower Party, shall incur any liability with respect to any Multiemployer Plan or all Multiemployer Plans which, alone or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.2.13 Alterations and Expansions. Borrower shall not perform or contract to perform any Material Alteration without the prior written consent of Lender, which consent (in the absence of an Event of Default) shall not be unreasonably withheld, conditioned or delayed. If Lender’s consent is requested hereunder with respect to a Material Alteration, Lender may retain a construction consultant to review such request and, if such request is granted, Lender may retain a construction consultant to inspect the work from time to time. Borrower shall, within ten Business Days after written demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant.

4.2.14 Advances and Investments. Neither Borrower Party shall make advances (other than disbursements by Borrower to Tenants in respect of Tenant Improvements), or lend money, to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except for Permitted Investments and amounts received by Borrower from Tenants in the ordinary course of business as security under such Tenants’ Leases (whether in the form of cash or stock or in the form of obligations or other securities of, or any other interest in, such Tenants).

4.2.15 Single-Purpose Entity. Neither Borrower Party shall, nor shall they permit any other SPE Entity to, cease to comply with Section 3.1.24.

4.2.16 Zoning and Uses. Neither Borrower Party shall do any of the following:

(i) initiate or support any limiting change in the permitted uses of the Property (or to the extent applicable, zoning reclassification of the Property) or any portion thereof, seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to the Property, or use or permit the use of the Property in a manner that would result in the use of the Property becoming a nonconforming use under applicable land-use restrictions or zoning ordinances or that would violate the terms of any Lease, operating agreement, Legal Requirement or Senior Permitted Encumbrance;

(ii) consent to any Modification to any of the terms of any Permitted Encumbrance in a manner materially adverse to the interests of Lender or that adversely affects in any material respect the value, utility or transferability of the Property;

(iii) impose or consent to the imposition of any restrictive covenants, easements or encumbrances upon the Property in any manner that adversely affects in any material respect its value, utility or transferability; or

(iv) execute or file any subdivision plat affecting the Property, or institute, or permit the institution of, proceedings to alter any tax lot comprising the Property.

4.2.17 Waste. Neither Borrower Party shall commit or knowingly permit any Waste on the Property, nor take any actions that would be reasonably likely to invalidate any insurance carried on the Property.

4.2.18 Anti-Terrorism Law. Neither Borrower Party shall (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.1.44(b) above, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Prescribed Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Prescribed Law (and Borrower shall deliver to the Lenders any certification or other evidence reasonably requested from time to time by Lender in its reasonable discretion, confirming each Borrower Party’s compliance with this Section and Section 3.1.44(b). Notwithstanding anything herein to the contrary (including Section 10.1(a)(vi) hereof), if either Borrower Party fails to comply with the covenants contained in this Section 4.2.18, then such failure shall not constitute a Default or Event of Default hereunder unless such failure results in a claim of any Governmental Authority against Lender.

V.	[INTENTIONALLY OMITTED]

VI.	CASH MANAGEMENT

Section 6.1 Cash management Accounts.

6.1.1 Creation of Cash Management Accounts. On or prior to the Closing Date, Borrower shall: (1) establish and maintain with Agent the Senior Collateral Accounts in accordance with the Senior Loan Agreement and Senior Cash Management Agreement, as

applicable; and (2) establish and maintain with Agent the Mezzanine Collection Account and the Senior Mezzanine Leasing Reserve Account pursuant to the Mezzanine Cash Management Agreement. The Mezzanine Collection Account shall be an Eligible Account in the name of Senior Mezzanine Lender and shall be under the sole dominion and control of Senior Mezzanine Lender. As a condition precedent to the Closing Date, Agent shall execute and deliver the Cash Management Agreements, which provide, inter alia, that (i) no party other than Senior Mezzanine Lender and Servicer shall have the right to withdraw funds from the Mezzanine Collection Account; and (ii) no party other than Senior Lender (or its servicer under the Senior Loan Agreement) shall have the right to withdraw funds from the Senior Collateral Accounts, except to the extent expressly set forth in the Cash Management Agreements. The fees and expenses of Agent, with respect to the Cash Management Accounts shall be paid by Borrower pursuant to the terms of the respective Cash Management Agreements.

6.1.2 Replacement of Senior Cash Management Bank and Agent. In the event Senior Lender seeks to replace Senior Cash Management Bank with any other financial institution in accordance with the Senior Loan Agreement, Lender shall have the right to approve any such Person. In the event Senior Mezzanine Lender seeks to replace Agent with any other financial institution in accordance with the Senior Mezzanine Loan Agreement, Lender shall have the right to approve any such Person.

6.1.3 No Modifications to Senior Cash Management Provisions. No Modification to the Senior Cash Management Agreement or Article 6 of the Senior Loan Agreement shall be permitted without Lender’s prior written consent, in its sole and absolute discretion. No Modification to the Mezzanine Cash Management Agreement or Article 6 of the Senior Mezzanine Loan Agreement shall be permitted without Lender’s prior written consent, in its sole and absolute discretion. Notwithstanding the foregoing, Borrower may replace the Agent in accordance with Section 6.1.3 of the Senior Mezzanine Loan Agreement.

Section 6.2 Deposits to and Distributions from Senior Cash Management Account.

6.2.1 Senior Deposit Account. Borrower shall cause all Rents to be deposited into the Senior Deposit Account by the end of the first Business Day following Borrower’s or the Approved Property Manager’s receipt thereof in accordance with the terms of the Senior Cash Management Agreement.

6.2.2 Distributions from Senior Collateral Accounts. So long as the Senior Loan is outstanding, provided no Senior Event of Default has occurred and is continuing, Borrower shall use its best efforts to enforce the cash distribution priorities and procedures set forth in Section 3.3 and Article IV of the Senior Cash Management Agreement. Without limiting the generality of the foregoing, provided no Senior Event of Default has occurred and is continuing, Borrower shall use its best efforts to cause the funds on deposit in the Senior Collateral Accounts to be applied as follows: (a) funds on deposit in the Tax and Insurance Account shall be withdrawn as necessary to pay all Taxes before the date the Taxes become delinquent and all Insurance Premiums on or before the date the Insurance Premiums become due and payable; (b) funds on deposit in the Senior Debt Service Account shall be withdrawn on each Monthly Payment Date to pay all Monthly Senior Debt Service Payment Amounts (and, if

applicable, any default interest and late payment in respect of the Senior Loan); (c) funds on deposit in the Generator Account shall be used to reimburse Borrower for the repair and/or replacement of the tenant emergency power system incurred in accordance with the Senior Loan Agreement; (d) funds on deposit in the Capital Expenditure/Leasing Account shall be used to reimburse Borrower for Capital Expenditures incurred in accordance with this Agreement; (e) funds sufficient to pay the Monthly Debt Service Payment Amount due on the next Monthly Payment Date, plus all other amounts due and payable under the Senior Mezzanine Loan Documents, including, without limitation, any unpaid Senior Mezzanine Debt Service payable with respect to any prior period, shall be deposited into the Mezzanine Collection Account pursuant to Section 3.3(g) of the Senior Cash Management Agreement; and (f) funds on deposit in the Debt Service Reserve Account shall be used to pay for any deposit required to be made pursuant to Sections 3.3(a), (b), (c), (d), (e), (f) and (g) of the Senior Cash Management Agreement.

6.2.3 Distributions from Borrower Disbursement Account. Without limiting the provisions of Section 6.2.2 above, Borrower shall cause all sums deposited in the Borrower Disbursement Account in accordance with Sections 3.3 of the Senior Cash Management Agreement to be used solely to (a) pay Operating Expenses, Capital Expenditures and Extraordinary Expenses incurred in accordance with this Agreement for the calendar month following the Monthly Payment Date on which such deposit was made, (b) reimburse to the Borrower for funds incurred in the repair and/or replacement of the tenant emergency power system incurred in accordance with this Agreement, and (c) pay Capital Expenditures, tenant improvements or leasing commissions for which funds have been released from the Capital Expenditure/Leasing Account or the Lease Termination Rollover Account in accordance herewith. Borrower shall not request disbursements from the Senior Lender into the Borrower Disbursement Account to pay Operating Expenses in excess of the Monthly Operating Expense Amount and any Extraordinary Expenses incurred in accordance with this Agreement for the calendar month following the Monthly Payment Date on which such deposit is to be made. In the event that Borrower incurs any Extraordinary Expense, Borrower shall provide notice of such Extraordinary Expense to Lender as soon as is reasonably practical, but in any event within two (2) days after incurring the same.

Section 6.3 Capital Expenditure/Leasing Funds.

6.3.1 Deposits of Capital Expenditure/Leasing Funds. Borrower shall deposit with Senior Cash Management Bank on each Monthly Payment Date an amount equal to the Capital Expenditure/Leasing Funds Amount, which shall be deposited into the Capital Expenditure/Leasing Account and used to pay Capital Expenditures set forth in the current Approved Budget and for tenant improvements and leasing commissions incurred in connection with Leases approved (or deemed approved) by Senior Mezzanine Lender in accordance with the Senior Mezzanine Loan Documents. Amounts deposited pursuant to this Section 6.3.1 are referred to herein as the “Capital Expenditure/Leasing Funds”.

6.3.2 Senior Mezzanine Lender Approval of Withdrawal of Capital Expenditure/Leasing Funds.

(a) Borrower shall not withdraw funds from the Capital Expenditure/Leasing Account except to pay Capital Expenditures set forth in the current Approved Budget, Extraordinary Expenses and tenant improvements and leasing commissions incurred in connection with Leases approved (or deemed approved) by Senior Mezzanine Lender in accordance with the Senior Mezzanine Loan Documents. Subject to Section 6.3.2(b), Borrower may withdraw and use funds from the Capital Expenditure/Leasing Account for such approved purposes, provided that: (a) Borrower complies with the requirements set forth in the Senior Loan Agreement, including Section 6.4 thereof; and (b) not less than three (3) Business Days prior to submitting to the Senior Lender any request for such withdrawal of such funds, Borrower shall submit to Senior Mezzanine Lender a complete copy of such request, together with copies of each of the items required to be submitted to the Senior Lender pursuant to Sections 6.4.2(b) and 6.4.2(c) of the Senior Loan Agreement.

(b) Notwithstanding the provisions of Section 6.3.2(a), if an Event of Default has occurred and is uncured, Borrower shall not withdraw any funds from the Capital Expenditure/Leasing Account for any purpose without first obtaining Senior Mezzanine Lender’s written consent, which consent may be conditioned upon, among other things, satisfaction of the following conditions:

(i) With respect to Capital Expenditure/Leasing Funds to be utilized for Capital Expenditures (“Capital Expenditure Funds”), each of the following conditions shall be satisfied: (i) Borrower shall submit a request for payment to Senior Mezzanine Lender at least five (5) Business Days prior to the date on which Borrower intends to submit its request for Capital Expenditure Funds to Senior Lender; (ii) Senior Mezzanine Lender shall have received an Officer’s Certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Capital Expenditures, (B) stating that all Capital Expenditures at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance in all material respects with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the Capital Expenditures, if applicable (C) identifying each Person that supplied materials or labor in connection with the Capital Expenditures to be funded by the requested disbursement, and (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment reasonably satisfactory to Senior Mezzanine Lender; (iii) at Senior Mezzanine Lender’s option, if (A) requested by Senior Mezzanine Lender in writing and (B) the cost of any individual Capital Expenditure exceeds $250,000 and the applicable disbursement exceeds $50,000, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Senior Mezzanine Lender; and (v) at Senior Mezzanine Lender’s option, if the cost of any individual Capital Expenditure exceeds $250,000 and the applicable disbursement exceeds $50,000, Senior Mezzanine Lender shall have received a report satisfactory to Senior Mezzanine Lender from an architect or engineer reasonably approved by Senior Mezzanine Lender in respect of such architect or engineer’s inspection of the work performed in connection with such Capital Expenditure; and (vi) Senior Mezzanine Lender shall have received such other evidence as Senior Mezzanine Lender shall request that the Capital

Expenditures at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Senior Mezzanine Lender shall not be requested to approve more than one disbursement of Capital Expenditure Funds in any calendar month, unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Capital Expenditure Funds is less than the Minimum Disbursement Amount).

(ii) With respect to Capital Expenditure/Leasing Funds to be utilized for tenant improvements and leasing commissions (“Leasing Funds”), each of the following conditions shall be satisfied: (i) Borrower shall submit a request for payment to Senior Mezzanine Lender at least five (5) days prior to the date on which Borrower intends to submit its request for Leasing Funds to Senior Lender; (ii) as to a Major Lease, Senior Mezzanine Lender shall have reviewed and approved the Major Lease (or such Major Lease shall have been deemed approved hereunder) in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs and leasing commissions; (iii) Senior Mezzanine Lender shall have received a budget for tenant improvement costs and a schedule of leasing commission payments and the requested disbursement will be used to pay all or a portion of such costs and payments; (iv) Senior Mezzanine Lender shall have received an Officer’s Certificate from Borrower (A) stating that all tenant improvements at the Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance in all material respects with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements, if applicable, (B) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Senior Mezzanine Lender; (v) at Senior Mezzanine Lender’s option, if (A) requested by Senior Mezzanine Lender in writing and (B) the cost of applicable tenant improvements exceeds $250,000 and the applicable disbursement exceeds $50,000, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Senior Mezzanine Lender; and (vi) with respect to disbursements for tenant improvements, Senior Mezzanine Lender shall have received such other evidence as Senior Mezzanine Lender shall request that the tenant improvements at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Senior Mezzanine Lender shall not be required to approve more than one disbursement of Leasing Funds in any calendar month, unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Leasing Funds is less than the Minimum Disbursement Amount).

(c) Nothing in this Agreement shall (i) make Lender responsible for making or completing the Capital Expenditures Work; (ii) require Lender to expend funds to complete any Capital Expenditures Work; (iii) obligate Lender to proceed with the Capital Expenditures

Work; or (iv) obligate Lender to demand from Borrower additional sums to complete any Capital Expenditures Work.

(d) If the cost for any particular Capital Expenditure or Tenant Improvements exceeds $500,000 or $2,000,000, respectively, and at any time after the occurrence and during the continuance of an Event of Default, and, upon two (2) Business Days’ notice, Borrower shall permit Senior Mezzanine Lender and Senior Mezzanine Lender’s agents and representatives (including, without limitation, Senior Mezzanine Lender’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Capital Expenditures Work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Capital Expenditures Work. Borrower shall use commercially reasonable efforts to cause all contractors and subcontractors to cooperate with Senior Mezzanine Lender or Senior Mezzanine Lender’s representatives or such other Persons described above in connection with inspections described in this Section 6.3.2(d).

(e) If the cost for any particular Capital Expenditure or Tenant Improvements exceeds $500,000 or $2,000,000, respectively, and a disbursement will exceed $100,000, and at any time after the occurrence and during the continuance of an Event of Default, Senior Mezzanine Lender may require an inspection of the Property at Borrower’s expense prior to approving a disbursement of Capital Expenditure Funds in order to verify completion of the Capital Expenditures Work for which reimbursement is sought. Senior Mezzanine Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Senior Mezzanine Lender and may require a certificate of completion by an independent qualified professional architect acceptable to Senior Mezzanine Lender prior to the final disbursement of Capital Expenditure Funds for such Capital Expenditures or Tenant Improvements. Borrower shall pay, as an Operating Expense, the cost of the inspection as required hereunder, whether such inspection is conducted by Senior Mezzanine Lender or by an independent qualified professional architect.

(f) In addition to any insurance required under the Senior Mezzanine Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with Capital Expenditures Work. All such policies shall be in form and amount reasonably satisfactory to Senior Mezzanine Lender.

Section 6.4 Lease Termination Funds.

6.4.1 Deposits of Lease Termination Funds. In the event that Borrower receives a fee, payment or other compensation from any Tenant relating to or in exchange for the termination of such Tenant’s Lease (a “Lease Termination Fee”) Borrower shall immediately deposit such Lease Termination Fee with Senior Lender in accordance with the Senior Loan Agreement, to be deposited into the Lease Termination Rollover Account to be utilized for tenant improvements and leasing commissions that may be incurred with respect to the space relating to such Lease Termination Fee (a “Termination Space”) and, in the event that there is a Rent Deficiency for the Termination Space from and after the date that the Lease for the

Termination Space was terminated, in replacement of Rent. Amounts deposited pursuant to this Section 6.4.1 are referred to herein as the “Lease Termination Leasing Funds”).

6.4.2 Senior Mezzanine Lender Approval of Withdrawal of Lease Termination Leasing Funds.

(a) Borrower shall not withdraw funds from the Lease Termination Leasing Account except for tenant improvements and leasing commissions that may be incurred with respect to Leases of a Termination Space which are approved or deemed approved in accordance with the Senior Mezzanine Loan Documents and, in the event that there is a Rent Deficiency for the Termination Space from and after the date that the Lease for the Termination Space was terminated, in replacement of Rent. Subject to Section 6.4.2(b), Borrower may withdraw and use funds from the Lease Termination Leasing Account for such approved purposes, provided that: (a) Borrower complies with the requirements set forth in the Senior Loan Agreement, including Section 6.6 thereof; and (b) with respect to funds used to pay for tenant improvements and leasing commissions that may be incurred with respect to Leases of a Termination Space which are approved or deemed approved in accordance with the Senior Mezzanine Loan Documents, not less than three (3) Business Days prior to submitting to the Senior Lender any request for withdrawal of such funds, Borrower shall submit to Senior Mezzanine Lender a complete copy of such request, together with copies of each of the items required to be submitted to the Senior Lender pursuant to Section 6.6.2(a) of the Senior Loan Agreement.

(b) Notwithstanding the provisions of Section 6.4.2(a), if an Event of Default has occurred and is uncured, Borrower shall not withdraw any funds from the Lease Termination Leasing Account for any purpose without first obtaining Senior Mezzanine Lender’s written consent, which consent may be conditioned upon, among other things, satisfaction of the following conditions: (i) Borrower shall submit a request for payment to Senior Mezzanine Lender at least ten (10) days prior to the date on which Borrower intends to submit its request for Lease Termination Leasing Funds to Senior Lender, and shall (A) specify the tenant improvement costs and leasing commissions to be paid for the Termination Space or (B) specify the amount by which the rent expected to be obtained by Borrower for the Termination Space during the next succeeding calendar month pursuant to the Lease or Leases for such Termination Space (a “Replacement Lease”) is less than the amount of monthly rent received from the previous Tenant in the Termination Space pursuant to its Lease prior to such termination (the “Rent Deficiency”); (ii) on the date such request is received by Senior Mezzanine Lender and on the date such payment is to be requested of Senior Lender, no Event of Default shall exist and remain uncured; (iii) Senior Mezzanine Lender shall have reviewed and, if such Replacement Lease constitutes a Major Lease or if such Lease provides for tenant improvements in excess of $50.00 per rentable square foot, approved the Replacement Lease in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs and leasing commissions; (iv) with respect to any Lease Termination Leasing Funds to be released by Senior Mezzanine Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, Senior Mezzanine Lender shall have received a budget for tenant improvement costs and a schedule of leasing commissions payments and the requested disbursement will be used to pay all or a portion of such costs and payments; (v) with respect to any Lease Termination Leasing Funds to be released by Senior Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, Senior Mezzanine Lender shall have received an Officer’s Certificate from Borrower (A) stating that all tenant improvements at the Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance in all material respects with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the Capital Expenditures, (B) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Senior Mezzanine Lender; (vi) with respect to any Lease Termination Leasing Funds to be released by Senior Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, at Senior Mezzanine Lender’s option, if (A) requested by Senior Mezzanine Lender in writing and (B) the cost of applicable tenant improvements exceeds $2,000,000 and the applicable disbursement exceeds $100,000, or at any time after the occurrence and during the continuance of an Event of Default, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Senior Mezzanine Lender; and (vii) with respect to any Lease Termination Leasing Funds to be released by Senior Lender for tenant improvements or leasing commissions pursuant to a Replacement Lease, Senior Mezzanine Lender shall have received such other evidence as Senior Mezzanine Lender shall reasonably request that the tenant improvements at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Senior Mezzanine Lender shall not be required to approve the request for disbursement of Lease Termination Leasing Funds more frequently than once each calendar month, unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Lease Termination Leasing Funds is less than the Minimum Disbursement Amount).

(c) Notwithstanding the foregoing, upon receipt by Senior Mezzanine Lender of evidence that, with respect to any new Replacement Lease with a term of at least five (5) years, all tenant improvements required to be completed by Borrower pursuant to the Replacement Lease, if any, have been completed and all leasing commissions required to be paid by Borrower with respect to the Replacement Lease, if any, have been paid, and provided no Event of Default then exists, Senior Mezzanine Lender shall approve the requested disbursement of the Lease Termination Leasing Funds on deposit with respect to such Termination Space provided that the rent to be obtained by Borrower for such Termination Space during the next succeeding sixty (60) calendar months pursuant to the respective Replacement Lease is equal to or greater than the sum of the monthly rent last received from the previous Tenant in such Termination Space pursuant to its Lease multiplied by sixty (60).

Section 6.5 Replacement Cash Management System. If each of the following has occurred: (i) the Senior Loan is defeased in whole or in part or the Senior Loan is prepaid in full (other than pursuant to a Permitted Refinancing); (ii) the Senior Mezzanine Loan is prepaid in full; and (iii) the Junior A Mezzanine Loan is prepaid in full (other than pursuant to a Permitted Refinancing), then Borrower Parties and Lender cooperate in promptly replacing the cash management system established pursuant to the Senior Cash Management Agreement and the Mezzanine Cash Management Agreement with a cash management system controlled by Lender consistent with the terms set forth in this Agreement. Borrower shall execute such additional cash management agreements and modifications to Article 6 of this Agreement as Lender may reasonably request in order to reflect such replacement cash management system.

VII.	[INTENTIONALLY OMITTED]

VIII.	[INTENTIONALLY OMITTED]

IX.	CONDITIONS PRECEDENT

Section 9.1 Additional Rights of Lender. This Agreement shall become effective on the date that all of the following conditions shall have been satisfied (or waived in writing by Lender; it being agreed that Lender’s funding of the Loan shall constitute Lender’s agreement that such conditions have been satisfied or waived unless the parties shall have otherwise agreed in writing):

(a) Loan Documents. Lender shall have received a duly executed original of each Loan Document and a copy of the Senior Loan Documents, the Senior Mezzanine Loan Documents and the Junior A Mezzanine Loan Documents.

(b) Collateral Accounts. Each of the Collateral Accounts shall have been established with the Agent and funded to the extent required under the Mezzanine Cash Management Agreement. Each of the Senior Collateral Accounts shall have been established with the Senior Cash Management Bank and funded to the extent required under the Mezzanine Cash Management Agreement and the Senior Cash Management Agreement.

(c) Opinions of Counsel. Lender shall have received (i) a New York legal opinion, (ii) a legal opinion with respect to the laws of the state in which the Collateral is located, (iii) an Insolvency Opinion, and (iv) a Delaware legal opinion, each in a form satisfactory to the Lender.

(d) Organizational Documents. Lender shall have received all Organization Documents with respect to each Borrower Party, and each other Transfer Restricted Party, in form and substance satisfactory to Lender, and all documents reasonably requested by Lender relating to the existence of each Borrower Party, the due authorization of the Loan Documents, and other matters relating thereto, each in form and substance reasonably satisfactory to Lender, including, but not limited to:

(i) Authorizing Resolutions. A certified copy of the resolutions of the board of managers of each Borrower Party approving and adopting the Loan Documents to be executed by such Borrower Party and authorizing the execution and delivery thereof.

(ii) Organizational Documents. Certified copies of the certificate of limited partnership and the partnership agreement of the Transfer Restricted Parties, in each case together with all Modifications thereto, and all documents pursuant to which Borrower has been converted to a limited partnership.

(iii) Certificates of Good Standing or Subsistence. Certificates of good standing or subsistence for each Borrower Party issued as of a recent date by its state of organization and by the state of Pennsylvania.

(e) Lease; Material Agreements. Lender shall have received true and complete copies of the Approved Management Agreement, Rent Roll, all Leases and all Material Agreements.

(f) Lien Search Reports. Lender shall have received satisfactory reports of UCC, tax lien and judgment searches conducted by a search firm acceptable to Lender with respect to the Property, the Collateral and Borrower Parties, such searches to be conducted in such locations as Lender shall have requested.

(g) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date either before or upon the execution and delivery of this Agreement.

(h) Representations and Warranties. The representations and warranties herein and in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on such date.

(i) Insurance. Lender shall have received certificates of insurance on ACORD Form 27, demonstrating insurance coverage in respect of the Property and the business and assets of the Borrower Parties of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth herein. Such certificates shall indicate that Lender is named as an additional insured on each liability policy.

(j) Title. Lender shall have received a marked, signed commitment to issue, or a pro-forma version of, a Qualified Title Insurance Policy in respect of the Property, listing only such exceptions as are reasonably satisfactory to Lender.

(k) Zoning. Lender shall have received the Zoning Report, which shall evidence that the Property is in compliance with all applicable zoning requirements.

(l) Permits; Certificate of Occupancy. Lender shall have received a copy of all material permits necessary for the use and operation of the Property and the certificate(s) of occupancy, if required, for the Property, all of which shall be in form and substance reasonably satisfactory to Lender.

(m) Environmental Report. Lender shall have received an Environmental Report (not more than six months old) with respect to the Property which discloses no material environmental contingencies with respect to the Property.

(n) Qualified Survey. Lender shall have received a Qualified Survey with respect to the Property in form and substance reasonably satisfactory to Lender.

(o) Consents, Licenses, Approvals, etc. Lender shall have received copies of all material consents, licenses and approvals, if any, required in connection with the execution,

delivery and performance by Borrower Parties, and the validity and enforceability, of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

(p) Financial Information. Lender shall have received (i) audited financial statements for the Property for the prior three Fiscal Years, in each case certified by a “big four” independent certified public accounting firm, (ii) current results from operations certified by an Officer’s Certificate (signed by the chief financial officer of Approved Property Manager), and (iii) such other financial information as Lender shall reasonably request, which information shall be in form and substance reasonably satisfactory to Lender.

(q) Annual Budget. Lender shall have received the Fiscal 2003 Annual Budget with respect to the Property.

(r) Dismissal of Lawsuit. Lender shall have received evidence satisfactory to it, in its sole and absolute discretion, that the pending lawsuit against Lender by the Borrower and/or certain affiliates of the Borrower has been dismissed with prejudice.

(s) Estoppels and SDNAs. Estoppel Certificates and Subordination, Non-Disturbance and Attornment Agreements, in a form and substance reasonably satisfactory to the Lender, shall be obtained from all Tenants and subtenants listed on Schedule 9.1 attached hereto.

X.	DEFAULTS

Section 10.1 Event of Default.

(a) Each of the following events, after the applicable notice and expiration of applicable cure periods set forth in this subsection (a), if any, shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any monthly installment of principal and/or interest due under the Note or the payment due on the Maturity Date is not paid when due, provided that it shall not be an Event of Default if (1) a monthly installment of principal and/or interest is not paid when due if sufficient funds are in the Mezzanine Collection Account] to make such payment on the Monthly Payment Date in question and Borrower has not attempted to block the payment of such sums, (2) a monthly installment of principal and/or interest is not paid when due up to two (2) times during any twelve (12) month period as long as such payment is received by Lender within one (1) Business Day following notice to Borrower that the same is due and payable, or (3) a monthly installment of principal and/or interest is not paid when due and (aa) there are sufficient funds in the Debt Service Reserve Account to otherwise make such payment on the Monthly Payment Date in question, (bb) Senior Lender has failed to deliver sums to Lender from the Debt Service Reserve Account in violation of the Senior Cash Management Agreement, (cc) such failure by the Senior Lender is not based on a Default or Event of Default hereunder or under the Senior Loan Agreement, and (dd) Borrower has not attempted to block the payment of such sums, or (B) any other portion of the Debt is not paid when due and such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;

(ii) Any representation or warranty made by the Borrower Parties in any of the Loan Documents shall have been false or misleading in any material respect (or, with respect to any representation or warranty which itself contains a materiality qualifier, in any respect) as of the date such representation or warranty was made and such default is not cured within ten (10) Business Days of notice thereof; provided that if such default was intentional on the part of either Borrower Party, then no cure period will apply;

(iii) Any Loan Document shall fail to be in full force and effect or to convey the material liens, rights, powers and privileges purported to be created thereby and such failure is not cured within two (2) Business Day of notice thereof; or a default shall occur under any of the other Loan Documents beyond the expiration of any applicable notice and cure periods;

(iv) Any of the following shall occur:

(A) Any Loan Party shall commence a voluntary case concerning itself under Title 11 of the United States Code (as Modified, the “Bankruptcy Code”);

(B) Any Loan Party shall commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to either Borrower Party;

(C) there is commenced against any Loan Party an involuntary case by any person other than Lender under the Bankruptcy Code, or any such other proceeding, which remains undismissed for a period of 90 days after commencement;

(D) Any Loan Party is adjudicated insolvent or bankrupt;

(E) Any Loan Party suffers appointment by any Person other than Lender or Senior Lender of any custodian or the like for it or for any substantial portion of its property and such appointment continues unchanged or unstayed for a period of 90 days after commencement of such appointment;

(F) Any Loan Party makes a general assignment for the benefit of creditors; or

(G) any action is taken by a Loan Party for the purpose of effecting any of the foregoing;

(v) Either Borrower Party shall fail to maintain in full force and effect all Policies required hereunder and such failure is not cured within five (5) Business Days after such Policies are no longer in full force and effect (except to the extent (i) sums sufficient to pay for such Policies have been deposited with Senior Lender or Lender in accordance with the terms of this Agreement or the Senior Loan Agreement in an amount sufficient to pay the same, (ii) if deposited with the Senior Lender, Borrower is exercising best efforts to enforce provisions under the Senior Loan Documents which require Senior

Lender to pay for the Policies and (iii) neither Borrower Party has attempted to impede Senior Cash Management Bank’s or Agent’s attempts to pay same);

(vi) A default shall occur in the due performance or observance by either Borrower Party of any term, covenant or agreement contained in Section 4.1.1(a), 4.1.9, Sections 4.2.1 through 4.2.6, or Section 4.2.9, 4.2.11, 4.2.14, 4.2.15, 4.2.17 or 4.2.18 and such default shall continue for a period of two (2) Business Days after notice to Borrower;

(vii) A default shall occur in the due performance or observance by either Borrower Party of any term, covenant or agreement contained in Section 4.2.7, 4.2.8, 4.2.10, 4.2.12, 4.2.13 or 4.2.16 and such default shall continue for a period of five (5) Business Days after notice to Borrower

(viii) A default shall occur in the due performance or observance by either Borrower Party of any term, covenant or agreement contained in Section 4.1.12 and such default shall continue for a period of fifteen (15) Business Days after notice to Borrower;

(ix) A default shall occur in the due performance or observance by either Borrower Party of any term, covenant or agreement (other than those referred to in subsections (i) through (x), inclusive, of this Section 10.1(a)) contained in this Agreement or in any of the other Loan Documents, provided that if such default referred to in this subsection (x) is susceptible of being cured, such default shall not constitute an Event of Default unless and until it shall remain uncured for 10 days after Borrower receives written notice thereof, for a default which can be cured by the payment of money, or for 30 days after Borrower receives written notice thereof, for a default which cannot be cured by the payment of money; provided, however, that if a default which cannot be cured by the payment of money is susceptible of cure but cannot reasonably be cured within such 30-day period and Borrower Parties shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, Borrower Parties shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 90 days from the original notice;

(x) An “Event of Default” shall occur under, and as defined in, any of (i) the Senior Loan Documents, (ii) the Senior Mezzanine Loan Documents, or (iii) the Junior A Mezzanine Loan Documents.

Section 10.2 Remedies.

(a) During the continuance of an Event of Default, Lender may by written notice to Borrower and Junior B Mezzanine Guarantor, in addition to any other rights or remedies available pursuant to this Agreement, the Note, the Pledge Agreements and the other Loan Documents, at law or in equity, declare by written notice to Borrower and Junior B Mezzanine Guarantor all or any portion of the Debt to be immediately due and payable, whereupon all or such portion of the Debt shall so become due and payable, and may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower Parties, subject to Section 11.22 hereof, and the Collateral (including all rights or remedies available at law or in equity); provided, however, that, notwithstanding the foregoing, if an Event of Default specified in paragraph 10.1(a)(iv) shall occur, then the Debt shall immediately become due and payable without the giving of any notice or other action by Lender. Any actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

(b) In the event of the foreclosure or other action by Lender to enforce its remedies in connection with all or any portion of the Collateral, Lender shall apply all net proceeds of such foreclosure received to repay the Debt, the Debt shall be reduced to the extent of such net proceeds and the remaining portion of the Debt shall remain outstanding and secured by the Collateral and the other Loan Documents, it being understood and agreed by each Borrower Party that, subject to the provisions of Section 11.22 hereof, each Borrower Party is liable for the repayment of all the Debt; provided, however, that at the election of Lender, the Note shall be deemed to have been accelerated only to the extent of the net proceeds actually received by Lender with respect to the Collateral and applied in reduction of the Debt.

(c) During the continuance of any Event of Default, Lender may, but without any obligation to do so and, after acceleration of the Loan, without notice to or demand on either Borrower Party, and without releasing Borrower Parties from any obligation hereunder or under the other Loan Documents, take any action to cure such Event of Default. Lender may enter upon any or all of the Property upon reasonable notice to Borrower for such purposes or appear in, defend, or bring any action or proceeding to protect its interests and the interests of Lender in the Collateral or to foreclose its security interest under and as provided in the Pledge Agreements or collect the Debt. The costs and reasonable expenses incurred by Lender in exercising rights under this paragraph (including reasonable attorneys’ fees), with interest at the Interest Rate for the period after notice from Lender that such costs or expenses were incurred to the date of payment to Lender, shall constitute a portion of the Debt shall be secured by the Pledge Agreements and other Loan Documents and shall be due and payable to Lender upon demand therefor.

(d) Interest shall accrue on any judgment obtained by Lender in connection with its enforcement of the Loan at a rate of interest equal to the Interest Rate.

Section 10.3 No Waiver.

No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed by Lender to be expedient. A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon.

Section 10.4 Application of Payments After an Event of Default.

Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default, all amounts received by Lender in respect of the Loan shall be applied at Lender’s sole discretion either toward the components of the Debt (e.g., interest, principal and other amounts payable hereunder) in such sequence as Lender shall elect in its sole discretion or toward the payment of Taxes, Operating Expenses, and Capital Expenditures.

XI. MISCELLANEOUS

Section 11.1 Successors and Assigns.

All covenants, promises and agreements in this Agreement, by or on behalf of Borrower Parties, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 11.2 Lender’s Discretion.

Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefore.

Section 11.3 Governing Law.

(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA (OTHER THAN WITH RESPECT TO THE LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION, PRIORITY AND ENFORCEMENT IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING,

WITHOUT LIMITATION, THE ACCOUNTS AND OTHER COLLATERAL) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK). TO THE FULLEST EXTENT PERMITTED BY LAW, EACH BORROWER PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR EITHER BORROWER PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH BORROWER PARTY WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH BORROWER PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH BORROWER PARTY DOES HEREBY DESIGNATE AND APPOINT:

Mr. Randall Scott

c/o Thomas Properties Group, LLC

One Commerce Square

2004 Market Street, Suite 2300

Philadelphia, Pennsylvania 19103

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO SUCH BORROWER PARTY IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER PARTY, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH BORROWER PARTY (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, AND II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS).

Section 11.4 Modification, Waiver in Writing.

No Modification, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by either Borrower Party therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on either Borrower Party, shall entitle such Borrower Party to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5 Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 11.6 Notices.

All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by telefax (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received: (a) upon receipt or refusal of acceptance, (b) on the date of sending by telefax if sent during business hours on a Business Day (otherwise on the next Business Day), followed by delivery of a hard copy in any other manner set forth herein, and (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), in each case addressed to the parties as follows:

If to Lender:	DB Realty Mezzanine Investment Fund II, L.L.C. 1251 Avenue of the Americas, 9th Floor New York, New York 10020 Attention: Craig Henrich and John Randall Facsimile No.: (646) 324-3077

with a copy to:	Deutsche Bank Trust Company Americas 60 Wall Street NYC60-1110 New York, New York 10005 Attention: Bryan Whalen, Loan Administration Facsimile No.: (212) 797-4885

with a copy to:	Morrison & Foerster LLP 555 West Fifth Street Los Angeles, CA 90013 Attention: Donald I. Berger, Esq. Facsimile No.: (213) 892-5454

If to Borrower Parties:	Philadelphia Plaza-Phase II, LP TCS SPE 3, L.P. c/o Thomas Properties Group LLC 515 South Flower, Suite 600 Los Angeles, California 90071 Attention: Mr. James Thomas Facsimile No.: (213) 633-4760

with a copy to:	Thomas Properties Group One Commerce Square 2005 Market Street, Suite 2300 Philadelphia, Pennsylvania 19103 Attention: Mr. Randall Scott Facsimile No. (215) 851-6021

with a copy to:	Pircher, Nichols & Meeks 1925 Century Park East, Suite 1700 Los Angeles, California 90067 Attention: Real Estate Notices (LJP/SCS) Facsimile No. (310) 201-8922

Section 11.7 Trial by Jury.

EACH BORROWER PARTY AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 11.8 Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9 Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.10 Preferences.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by either Borrower Party to any portion of the obligations of Borrower hereunder or Junior B Mezzanine Guarantor under its Guaranty. To the extent either Borrower Party makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 11.11 Waiver of Notice.

Neither Borrower Party shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower Parties and except with respect to matters for which Borrower Parties are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Each Borrower Party hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower Parties.

Section 11.12 Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and each Borrower Party’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment unless Lender’s actions are arbitrary and capricious. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment unless Lender’s actions are arbitrary and capricious.

Section 11.13 Expenses.

Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon ten (10) days of receipt of notice from Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) any default by either Borrower Party in such Borrower Party’s ongoing performance of and compliance with its agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) the negotiation, preparation, execution, delivery and administration of any consents, waivers or other Modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower Parties; (iii) the filing and recording fees and expenses, title insurance and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (iv) enforcing or preserving any rights, in response to third party claims or, subject to the terms hereof, the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting either Borrower Party, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (v) enforcing any obligations of or collecting any payments due from either Borrower Party under this Agreement the Guaranty executed by the Junior B Mezzanine Guarantor, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs due and payable to Lender may be paid to Lender pursuant to the Cash Management Agreement after ten (10) days prior written notice from Lender to Borrower. Notwithstanding the foregoing, the Borrower Parties shall not be responsible for the legal fees and costs of attorneys incurred by Lender in connection with the closing of the Loan.

Section 11.14 Schedules Incorporated.

The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15 Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower Parties may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by either Borrower Party in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by each Borrower Party.

Section 11.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower Parties and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower Parties and Lender nor to grant Lender any interest in the Collateral other than that of secured party, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 11.17 Publicity.

All news releases, publicity or advertising by Borrower Parties, Lender or their affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Borrower Parties, Lender, or any of their affiliates shall be subject to the prior approval of Lender and Borrower, which shall not be unreasonably withheld. Notwithstanding the foregoing, disclosure required by any federal or state securities laws, rules or regulations or other applicable Legal Requirements, as determined by any such party’s counsel, shall be not be subject to the prior written approval of the other.

Section 11.18 Waiver of Marshalling of Assets.

To the fullest extent permitted by law, each Borrower Party, for itself and its successors and assigns, waives all rights to a marshalling of the assets of such Borrower Party, such Borrower Party’s partners and others with interests in such Borrower Party, and of the Collateral, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Collateral in preference to every other claimant whatsoever.

Section 11.19 Waiver of Offsets/Defenses/Counterclaims.

Each Borrower Party hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower Parties are obligated to make under any of the Loan Documents.

Section 11.20 Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Each Borrower Party acknowledges that, with respect to the Loan, each Borrower Party shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in either Borrower Party, and each Borrower Party hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Each Borrower Party acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower Parties or their Affiliates.

Section 11.21 Brokers and Financial Advisors.

Each Borrower Party hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Each Borrower Party shall indemnify, defend and hold Lender harmless from and against any and all third party (i.e. other than Borrower Parties or their Affiliates) claims, liabilities, out of pocket costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of either Borrower Party or Lender in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 11.22 Exculpation.

(a) Lender acknowledges that in making the Loan, Lender has not relied on the credit or the assets of Borrower and that Lender is relying on and looking solely to the credit and the assets of the Junior B Mezzanine Guarantor, the Collateral under the Pledge Agreements that do not constitute assets of the Borrower or its general partner, and any other collateral, guaranties, or indemnities (from Persons other than Borrower or its general partner) (collectively, the “Collateral Obligations”, and the obligors under such Collateral Obligations, the “Collateral Providers”), for the repayment of the Loan. Therefore, notwithstanding anything to the contrary contained in the Note, this Loan Agreement or any of the other Loan Documents, neither Borrower nor any present nor future direct general partner in Borrower (as used in this Section 11.22, “general partner”) shall have any personal liability, directly or indirectly, under or in connection with the Note, this Loan Agreement or any of the Loan Documents, or any amendment or amendments to any of the foregoing made at any time or times hereafter. Lender shall not have any claim against Borrower and shall have no recourse against any assets of Borrower or such general partner, including the Property, under any circumstances, for Borrower’s breach of any obligation under the Note, this Loan Agreement or any other Loan Document, and Lender shall not enforce the liability and obligation of Borrower or its general partner, except as provided below, to perform and observe the obligations contained in this Note or any of the other Loan Documents by any action or proceeding against Borrower or any such general partner or their respective assets. Lender, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability and rights against the assets of Borrower and the general partner, including the Property; provided, however, that nothing contained herein shall affect or limit Lender’s rights (i) to enforce any of the obligations under the Note, this Loan Agreement or any of the other Loan Document against the Junior B Mezzanine Guarantor or to enforce and realize upon its interests under Pledge Agreements and other Collateral Obligations given to Lender pursuant to the Loan Documents; (ii) to name Borrower in any action or proceeding solely to enforce Lender’s rights and remedies against Junior B Mezzanine Guarantor or the Collateral Providers, including foreclosure and other remedies under the Pledge Agreement and the other Collateral Obligations; (iii) to seek specific performance of any terms and conditions under the Loan Documents; or (iv) to seek declaratory relief under the Loan Documents; provided, further that in each of clauses (i), (ii), (iii) and (iv) above, in no event shall Borrower or its general partner have any personal liability with respect to such actions or proceedings or judgments issued therein, in no event shall any assets of Borrower or its general partner be available to pay any judgment or other obligation under or in connection with such action or proceeding, and in no event shall Lender enforce or execute any judgment against any assets of Borrower or its general partner or seek any monetary relief against Borrower or its general partner.

For further avoidance of doubt, the provisions of this Section shall not (a) constitute a waiver, release or impairment of any obligation of Junior B Mezzanine Guarantor or the Collateral Providers evidenced or secured by any of the Loan Documents; (b) to the extent Lender commences an action or suit seeking foreclosure under the Pledge Agreements, it shall only name Borrower as a party defendant in such action to the extent required to pursue such foreclosure and sale under the Pledge Agreements; (c) affect the validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder, including the right of Lender to seek recourse thereunder against the guarantor, to the extent permitted in such guaranty; or (d) impair the right of Lender to obtain the appointment of a receiver with respect to Junior B Mezzanine Guarantor or the Collateral Providers. The execution of this Agreement by the Junior B Mezzanine Guarantor shall not in any way increase of alter the obligations of the Junior B Mezzanine Guarantor from those obligations set forth in its Guaranty.

(b) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111 (b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all Collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents.

(c) Notwithstanding anything to the contrary contained in this Agreement (other than Section 11.22(4) below) or the Note, except as set forth in Section 11.22(4) below, neither any present or future Constituent Partner in Borrower nor any present or future shareholder, officer, director, employee, trustee, beneficiary, advisor, partner, member, principal, participant or agent of or in Borrower or of or in any person or entity that is or becomes a Constituent Partner in Borrower (collectively, the “Borrower’s Partners”) shall have any personal liability, directly or indirectly, under this Agreement, the Note or any of the Loan Documents, or any Modifications to any of the foregoing made at any time or times hereafter and, except as set forth in this Section 11.22(c) and Section 11.22(d) below, Lender, on behalf of itself and its successors and assigns, hereby waives any such personal liability. The term “Constituent Partner”, as used herein, shall mean, any direct partner in Borrower and any person or entity that, directly or indirectly, through one or more other partnerships, limited liability companies or corporation or other entities is a partner in Borrower. For purposes of this Section 11.22(c), subject to Section 11.22(d) below, neither the negative capital account of any Constituent Partner in Borrower or in any other Constituent Partner in Borrower, nor any obligation of any Constituent Partner in Borrower to restore a negative capital account or to contribute or loan capital to Borrower or to any other Constituent Partner in Borrower shall at any time be deemed to be the property or an asset of Borrower (or any other Constituent Partner) and neither Lender nor any of its successors or assigns shall have any right to collect, enforce or proceed against with respect to any such negative capital account or obligation to restore, contribute or loan.

(d) Notwithstanding anything in this Section 11.22 to the contrary, the provisions of Section 11.22(c) above limiting the liability of the Borrower Partners and the rights of Lender with respect to the capital accounts of any Constituent Partner shall not (i) limit the rights, remedies, obligations, liabilities and other terms set forth in the Guaranties, Pledge Agreements, the Environmental Indemnity, the Mezzanine Cash Management Agreement, the Subordination of Property Management Agreement, or any other Loan Document executed by a Borrower Partner and imposing liability on such Person thereunder, or (ii) limit the liability of any Borrower Partner for its own willful or tortious misconduct to the extent any such Borrower Partner would otherwise be liable under applicable law.

Section 11.23 Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the term sheet dated June 3, 2003 (as Modified) between Borrower, Lender and Morgan Stanley Mortgage Capital, Inc., are superseded by the terms of this Agreement and the other Loan Documents.

Section 11.24 Servicer.

(a) At the option of Lender, the Loan may be serviced by a servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Lender shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement; and neither Borrower Party shall be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement. Servicer shall, however, be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto under the applicable provisions of this Agreement and the other Loan Documents. The initial Servicer shall be Deutsche Bank Trust Company Americas.

(b) Upon notice thereof from Lender, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of each Borrower Party pursuant to the provisions of this Agreement, the Note and the other Loan Documents.

(c) Provided Borrower shall have been given notice of Servicer’s address by Lender, Borrower Parties shall deliver to Servicer duplicate originals of all notices and other instruments which Borrower Parties may or shall be required to deliver to Lender pursuant to this Agreement, the Note and the other Loan Documents (and no deliver of such notices or other instruments by Borrower Parties shall be of any force or effect unless delivered to Lender and Servicer as provided above).

Section 11.25 Joint and Several Liability.

If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

Section 11.26 Creation of Security Interest.

Notwithstanding any other provision set forth in this Agreement, the Note, the Pledge Agreements or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Pledge Agreements and any other Loan Document (including, without limitation, the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 11.27 Assignments and Participations.

(a) Neither Borrower Party may sell, assign or transfer any interest in the Loan Documents or any portion thereof (including each Borrower Party’s rights, title, interests, remedies, powers and duties hereunder and thereunder).

(b) Each Lender and each assignee of all or a portion of either Loan shall have the right from time to time in its discretion to sell, transfer, pledge, or hypothecate the applicable

Note or any interest therein (an “Assignment”) and/or sell a participation interest in such Note (a “Participation”). Each Borrower Party agrees reasonably to cooperate with each Lender, at such Lender’s request, in order to effectuate any such Assignment or Participation. In the case of an Assignment, (i) each assignee shall have, to the extent of such Assignment, the rights, benefits and obligations of the assigning Lender as a “Lender” hereunder and under the other Loan Documents, (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to an Assignment, relinquish its rights and be released from its obligations under this Agreement provided that written notice of such assignment has been communicated to Borrower, and (iii) one holder of all or a portion of the Loan shall serve as agent for all such Lenders and shall be the sole agent of such Lenders to whom notices, requests and other communications shall be addressed and the sole party authorized to grant or withhold consents or waivers and send notices, requests and other communications hereunder on behalf of such Lenders (subject, in each case, to an appointment of a Servicer, pursuant to Section 11.24, to receive such notices, requests and other communications and/or to grant or withhold consents or waivers, as the case may be) and to be the sole agent of such Lenders to designate the account to which payments shall be made by Borrower Parties to such Lenders hereunder and under the other Loan Documents (each Borrower Party being hereby authorized to rely fully on any instructions received from such agent notwithstanding any contrary instructions from any other Lender). Borrower agrees that upon effectiveness of any Assignment of any Note in part, Borrower will, at no cost to Borrower (other than de-minimis costs owed to its attorneys in connection therewith), promptly provide to the assignor and the assignee separate promissory notes in the amount of their respective interests (but, if applicable, with a notation thereon that it is given in substitution for and replacement of an original Note or any replacement thereof), and otherwise in the form of such Note, upon return of the Note then being replaced; provided that Borrower shall not be obligated to incur any additional liability based on the issuance of new Notes. The assigning Lender shall notify in writing each of the other Lenders of any Assignment. Each potential assignee and potential participant (until it becomes clear that such potential assignee or potential participant is not to become an actual assignee or participant), and each actual assignee and participant, each commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to Lender, and each entity organized for the purpose of purchasing or making loans secured by financial assets for which Lender acts as the administrative agent, and any officers, directors, employees, outside accountants and attorneys of the foregoing, shall be entitled to receive all information received by Lender under this Agreement and the terms and conditions contained in the Loan Documents. After the effectiveness of any Assignment or Participation, the party conveying the Assignment or Participation shall provide written notice to Borrower of the identity and address of the assignee or participant. Subject to the terms of this Agreement, after an Assignment, the assigning Lender (in addition to the assignee, as a holder of the Note) shall continue to have the benefits of any indemnifications contained herein which such assigning Lender had prior to such assignment with respect to matters occurring prior to the date of such assignment.

Except as otherwise provided under Section 11.13 of this Agreement, any material, out-of-pocket expenses incurred by Borrower in connection with its cooperation with Lender under this paragraph (b) shall be reimbursed to the Borrower by Lender (Lender further agreeing that Borrower shall not be liable for expenses incurred by Lender in connection with this paragraph (b)).

(c) If, pursuant to this Section 11.27, any interest in this Agreement or any Notes are transferred to any transferee that is not a U.S. Person, the transferor Lender shall cause such transferee, concurrently with the effectiveness of such transfer, (i) to furnish to the transferor Lender and Borrower either Form W-8BEN or Form W-8ECI and any other form or certification upon which transferor Lender and Borrower may rely to establish an exemption from U.S. withholding tax on all interest payments hereunder, and (ii) to agree (for the benefit of Lender and Borrower) to provide the transferor Lender and Borrower a new Form W-8BEN or Form W-8ECI and any other form or certification reasonably requested in order to establish an exemption from U.S. withholding tax upon the expiration or obsolescence of any previously delivered form or certification and comparable statements in accordance with applicable U.S. laws and regulations and Modifications duly executed and completed by such transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(d) The Lender shall maintain for the benefit of the Borrower at one of the Lender’s offices in New York, New York, a copy of each document evidencing an Assignment, and a register for the recordation of the name and address and the pro rate share of the Loan held by, each Lender (the “Register”). The entries in the Register shall be conclusive, and the Borrower and the Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender under this Agreement to which it is a party for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any of the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon acceptance by the Lender of a properly completed and executed document evidencing the Assignment in respect of any interest under this Agreement which has at any time been recorded in the Register (a “Registered Interest”), the Lender shall record the name, address and pro rate share of the Loan held by the transferee in the Register. The parties hereto agree that no sale, transfer or assignment of any Registered Interest shall be effective unless and until it has been recorded in the Register.

Section 11.28 Estoppel Certificates.

Borrower and Lender each hereby agree at any time and from time to time, upon not less than 10 days’ prior written notice by Borrower or Lender, as applicable, to execute, acknowledge and deliver to the party specified in such notice a statement, in writing, specifying the unpaid principal balance of the Note and certifying that each of the Loan Documents is in full force and effect and has not been Modified (or if there have been Modifications, that the same, as Modified, is in full force and effect and stating the Modifications hereto), and stating whether or not, to the knowledge of such certifying party, any Event of Default has occurred and is then continuing, and, if so, specifying each such Event of Default, and, in the case of Borrower, whether or not, to Borrower’s Knowledge, there exist any offset rights, counterclaims or defenses to payment. Any prospective purchaser of any interest in a Loan or any direct or indirect interests in Borrower, as permitted hereunder, shall be permitted to rely on such certificates upon consummation of such purchase.

Section 11.29 Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 11.30 Conrail Payment Agreement.

Lender hereby agrees that it shall not require that Borrower, or any other Loan Party, obtain any form of estoppel certificate from Conrail (as such term is defined in the term “Conrail Payment Agreement”) with respect to the Conrail Payment Agreement or an express subordination agreement, or acknowledgment of subordination, from Conrail with respect to the obligations owed by Borrower to Conrail under the Conrail Payment Agreement, which obligations Borrower and Lender hereby agree are at all times subordinate to the obligations of Borrower and the other Loan Parties under the Loan Documents, the Senior Mezzanine Loan Documents and the Junior A Mezzanine Loan Documents.

Section 11.31 Confidentiality.

Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by any of the Loan Parties in connection with this Agreement or any other Loan Document, and neither it nor any of its affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information: (1) was or becomes generally available to the public other than as a result of a disclosure by Lender, or (2) was or becomes available from a source other than the Loan Parties not known to the Lender to be in breach of an obligation of confidentiality to the Loan Parties in the disclosure of such information. Nothing contained herein shall restrict Lender from disclosing such information (i) at the request or pursuant to any requirement of any Governmental Authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Legal Requirements; (iv) to the extent reasonably required in connection with any litigation or proceeding to which Lender or its respective affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (vi) to Lender’s independent auditors and other professional advisors; and (vii) to any participant or assignee of the Loan and to any prospective participant or assignee of the Loan.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duty executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

DB REALTY MEZZANINE PARALLEL FUND II, LLC, a Delaware limited liability company

By:	Greenwood Properties Corp., Its Manager

	By:	/s/ CRAIG HENRICH
	Name:	CRAIG HENRICH
	Title:	VICE PRESIDENT

BORROWER:

PHILADELPHIA PLAZA-PHASE II, LP, a Pennsylvania limited partnership

By:	TSC Genpar, LLC, a Delaware limited liability company, Its General Partner

	By:	TCS SPE 1, L.P., a Delaware limited partnership, Its Sole Member

		By:	TCS Mezzanine GP, LLC, a Delaware limited liability company, Its General Partner

			By:	Maguire Thomas Partners-Commerce Square II, Ltd., a California limited partnership, Its Managing Member

				By:	Thomas Development Partners-Phase II, Inc., a California corporation, Its General Partner

					By:	/s/ JAMES A. THOMAS
					Name:	James A. Thomas
					Title:	President

[Signatures Continued on Next Page]

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Signature Page to Junior B Mezzanine Loan Agreement

JUNIOR B MEZZANINE GUARANTOR:

TCS SPE 3, L.P., a Delaware limited partnership

By:	TCS Mezzanine GP, LLC, a Delaware limited liability company, Its General Partner

	By:	Maguire Thomas Partners-Commerce Square II, Ltd., a California limited partnership, Its Managing Member

		By:	Thomas Development Partners-Phase II, Inc., a California corporation, Its General Partner

			By:	/s/ JAMES A. THOMAS
			Name:	James A. Thomas
			Title:	President

S-2

Signature Page to Junior B Mezzanine Loan Agreement